UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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EMC Insurance Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2010
Dear Stockholder:
          I am pleased to extend to you my personal invitation to attend the 2010 Annual Meeting of Stockholders of EMC Insurance Group Inc. on May 25, 2010, at 1:30 p.m., at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa 50309.
          The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company’s 2009 performance and its plans for 2010. Certain members of the Company’s Board of Directors and Officers of the Company, as well as representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, will be available to answer questions you may have.
          While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares are represented. I therefore urge you to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.
Sincerely,

Bruce G. Kelley
President and CEO

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
VOTING SECURITIES
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

EMC INSURANCE GROUP INC.
NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2010
TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:
          Notice is hereby given that the Annual Meeting of Stockholders of EMC Insurance Group Inc., an Iowa corporation, will be held on Tuesday, May 25, 2010 at 1:30 p.m. local time, at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa, for the following purposes:
1.	To elect a Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          Each share of the Company’s Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on March 29, 2010 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.
          April 8, 2010
BY ORDER OF THE BOARD OF DIRECTORS
RICHARD W. HOFFMANN, Secretary
PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

EMC INSURANCE GROUP INC.
717 Mulberry Street
Des Moines, Iowa 50309
PROXY STATEMENT
2010 Annual Meeting of Stockholders
May 25, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 25, 2010:
This Proxy Statement and the 2009 Annual Report to Stockholders are available at www.EMCIns.com/ir/annual_reports.aspx.
GENERAL INFORMATION
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the “Company”) of proxies from the holders of the Company’s $1.00 par value common stock (the “Common Stock”) for use at the 2010 Annual Meeting of Stockholders to be held on May 25, 2010, and at any adjournment thereof (the “Annual Meeting”).
     The Company’s 2009 Annual Report to Stockholders was sent to the Company’s stockholders on or about April 6, 2010. This Proxy Statement, along with the accompanying form of proxy, was sent to the Company’s stockholders on or about April 8, 2010.
     The accompanying proxy may be revoked by the person giving it at any time before it is voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.
     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company (“Employers Mutual”), and their subsidiaries, the costs of which, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.
VOTING SECURITIES
     All stockholders of record of the Common Stock at the close of business on March 29, 2010 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 29, 2010, there were 13,133,361 shares of Common Stock outstanding, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company’s stockholders do not have cumulative voting rights. Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented at the Annual Meeting. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election, and action on other matters, including ratification of the appointment of the Company’s independent registered public accounting firm, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Votes withheld for any director, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as votes cast with respect to any matter submitted to the stockholders for a vote and will not affect the outcome of any matter.

ELECTION OF DIRECTORS
Nominees
     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for one-year terms extending until the 2011 Annual Meeting and until their respective successors are duly elected and qualified. In accordance with the recommendation of the Nominating Committee, the Board of Directors has nominated George C. Carpenter III, Stephen A. Crane, Jonathan R. Fletcher, Robert L. Howe, Bruce G. Kelley, Raymond A. Michel, and Gretchen H. Tegeler for election as directors. Proxies in the accompanying form which are received in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of these seven nominees. The Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting. Should that occur, however, proxies will be voted in favor of such other person who is recommended by the Nominating Committee and designated by the Board of Directors.
     The table below contains certain information with respect to the Board of Directors’ nominees for election as directors.

Name	Age	Director Since	Position with the Company
George C. Carpenter III	82	1981	Chairman of the Board
Stephen A. Crane	64	2009	Director
Jonathan R. Fletcher	36	—	Nominee
Robert L. Howe	67	2007	Director
Bruce G. Kelley	56	1991	President, Chief Executive Officer and Director
Raymond A. Michel	84	1981	Director
Gretchen H. Tegeler	54	2007	Director
     George C. Carpenter III is Chairman of the Board of the Company and was Executive Director and Chief Executive Officer of Iowa Public Television from November 1985 until his retirement in 1993. Prior to that, he served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years. The Nominating Committee has made Mr. Carpenter a director nominee due to his extensive experience as a senior executive officer, his management-related insight, supervisory ability and his extensive knowledge of the Company acquired during his 28 years as a director, including 2 1/2 years as Chairman of the Board.
     Stephen A. Crane is an independent corporate governance consultant who has had over 30 years of experience in the property and casualty insurance business. Mr. Crane was Chief Executive Officer of AlphaStar Insurance Group Limited from 1999 to 2004. Prior to that, he served as Chief Executive Officer of Gryphon Holdings Inc. and G.L. Hodson & Son. Prior to those positions, Mr. Crane was Chief Financial Officer of Corroon & Black Corporation and Orion Capital Corporation. Mr. Crane is also a member of the Boards of Directors of First Security Benefit Life Insurance and Annuity Company of New York, WNC Holding Corp. and Green Bullion Financial Services, LLC. Mr. Crane was a member of the Board of Directors of Hummingbird Ltd. from 2004 to 2006. Mr. Crane was an executive officer of a company (AlphaStar Insurance Group Limited) that filed a petition under Chapter 11 of the Bankruptcy Code in December, 2003. The Nominating Committee has made Mr. Crane a director nominee due to his senior executive management experience, his extensive insurance industry experience and his specialized knowledge and experience in corporate finance, corporate governance, and strategic planning.
     Jonathan R. Fletcher is a Managing Director and Portfolio Manager of BTC Capital Management, Inc., a subsidiary of Bankers Trust Company. He has held this position since 2006, and previously served as a Trust Officer at Bankers Trust in its Wealth Management Division. From 2001 to 2003 Mr. Fletcher was the Executive Director of the Massachusetts Republican Party, and before that was its Controller. The Nominating Committee has made Mr. Fletcher a director nominee in recognition of his expertise in the field of investments, as well as his experience with government and politics.

     Robert L. Howe is an independent consultant. Mr. Howe served in various capacities with the State of Iowa Insurance Division from 1964 to 2002, including Deputy Commissioner and Chief Examiner from 1985 until his retirement in 2002. He is also a member of the Boards of Directors of American Equity Investment Life Holding Company (where he serves as lead independent director) and American Equity Investment Life Insurance Company of New York. Mr. Howe is a Certified Financial Examiner and a Certified Insurance Examiner. The Nominating Committee has made Mr. Howe a director nominee due to his extensive experience, specialized knowledge and certification in the areas of insurance regulation and finance and his ability to act as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”).
     Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and was Treasurer of Employers Mutual from 1996 until 2000, and of the Company from 1996 until 2001. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed by Employers Mutual since 1985 and has been a director of that company since 1984. Mr. Kelley is also a senior executive officer of the Company’s and Employers Mutual’s subsidiary and affiliated companies. The Nominating Committee has determined it is optimal for the President and Chief Executive Officer of the Company and of Employers Mutual to serve as a director, and nominated Mr. Kelley to serve in that capacity due to his considerable knowledge of the Company and the insurance industry, as well as his legal background.
     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955. The Nominating Committee has made Mr. Michel a director nominee due to his senior executive management skills, his supervisory ability and his extensive knowledge of the Company acquired during his 28 years as a director.
     Gretchen H. Tegeler is an independent business consultant. While with the American Cancer Society for Iowa and South Dakota from 2002 to 2009, she served as State Vice President, Midwest Division, and then as Corporate Relations Executive. From 1983 to 1999 she was employed by the State of Iowa, and served as Chief of Staff to former Iowa Governor Terry E. Branstad, and as Director of the Iowa Department of Management for eight years. The Nominating Committee has made Ms. Tegeler a director nominee due to her work experience and her knowledge in the fields of management, government affairs, administration and public relations.
THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES NAMED HEREIN AND A VOTE “FOR” EACH OF THE OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.
CORPORATE GOVERNANCE
Board Leadership Structure
     For more than ten years, the Company has split the roles of Chairman of the Board and Chief Executive Officer. During the year ended December 31, 2009, Mr. Carpenter was Chairman of the Board of the Company. The Chairman of the Board is “independent” under the standards established by the corporate governance rules of the NASDAQ OMX Stock Market (the “NASDAQ”) and the rules and regulations of the SEC. These standards are discussed more fully below. Mr. Kelley, the Company’s Chief Executive Officer, also serves as President and CEO of Employers Mutual, which presently owns approximately 60% of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock for the foreseeable future, thus giving it the right to determine whether or not all of the proposals presented at each Annual Meeting are carried, and enabling it to control the election of the Company’s Board of Directors. By maintaining a board on which Mr. Kelley is the only member not “independent” under such standards, and on which Mr. Kelley does not serve as Chairman of the Board, the opportunity for the expression of a wider variety of viewpoints and the exercise of objective, independent judgment exists and, it is felt, the interests of all of the Company’s stockholders are best served.
Independence of Directors
     The Board of Directors annually assesses the independence of each director nominee. The NASDAQ prescribes independence standards for companies listed there, including the Company. These standards require a majority of the Board of Directors to be independent. They also require every member of the Audit Committee, the Compensation Committee and the Nominating Committee (now known as the Corporate Governance and Nominating Committee) to be independent. Pursuant to the applicable NASDAQ rule, “Independent Director” means a person other than an Executive Officer (as defined by applicable rule) or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The applicable NASDAQ standards identify various facts and relationships which preclude an individual from being considered to be “independent”.
     The Board of Directors, using NASDAQ’s standards for determining the independence of its members, and based upon (i) information furnished by all directors and director nominees regarding their material relationships with the Company and its affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and/or its affiliates) and (ii) research conducted by management, has determined that Board members Ball, Carpenter, Crane, Howe, Michel and Tegeler are independent directors, and that director nominee Fletcher will be an independent director. In evaluating the independence of Mr. Howe, the Board of Directors was informed that Mr. Howe had entered into a project-specific consulting agreement with one of Employers Mutual’s affiliated companies. Based on its review of this information, the Board concluded that this arrangement did not impair Mr. Howe’s independence as a director of the Company. The underlying project was terminated in November 2009 and the consulting agreement, by its terms, expired December 31, 2009.
Information about the Board of Directors and its Committees
     During the year ended December 31, 2009, the Board of Directors of the Company held four regular meetings. In 2009, each member of the Board of Directors attended 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time he or she served as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served at the time. All of the members of the 2009 Board of Directors attended the Company’s 2009 Annual Meeting, and the Company expects at least a majority of the members of the current Board of Directors to attend the 2010 Annual Meeting.
     The Board of Directors of the Company has an Executive Committee and four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee (formerly known as the Nominating Committee) and the Inter-Company Committee. Each member of each of the four standing committees is independent.
     The Executive Committee members in 2009 were Margaret A. Ball (not nominated for re-election), George C. Carpenter III and Bruce G. Kelley (Chair). This Committee has authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions which, under Iowa law and the Company’s By-laws, require action by the Board of Directors; these include amending the Company’s Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, filling officer vacancies, approving or recommending to the Company’s stockholders a voluntary dissolution or revocation of its Articles of Incorporation, or amending the Company’s By-laws. The Executive Committee did not meet during the year ended December 31, 2009.

     The Audit Committee in 2009 consisted of David J. Fisher (Chair), Robert L. Howe and Gretchen H. Tegeler until May 19, 2009, when Mr. Fisher retired from the Board. For the remainder of 2009 the Committee members were Margaret A. Ball, Robert L. Howe and Gretchen H. Tegeler (Chair). The Board of Directors has determined that Committee member Robert L. Howe qualifies and is designated as an “audit committee financial expert” as defined by the rules and regulations of the SEC. The functions performed by this Committee are detailed in the Audit Committee Charter, which is available on the Company’s website at www.EMCIns.com. Its duties are to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit functions. The Audit Committee met eleven times during the year ended December 31, 2009.
     The Compensation Committee in 2009 consisted of George C. Carpenter III (Chair), David J. Fisher and Raymond A. Michel until May 19, 2009, when Mr. Fisher retired from the Board. For the remainder of 2009 the Committee members were George C. Carpenter III (Chair), Stephen A. Crane and Raymond A. Michel. The actions taken by this Committee are set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Charter of the Compensation Committee is available on the Company’s web site at www.EMCIns.com. The Compensation Committee met twice during the year ended December 31, 2009.
     The Company and Employers Mutual have each established an Inter-Company Committee. None of the three members of the Company’s Inter-Company Committee may be members of Employers Mutual’s Board of Directors, and each is required to be “independent” under the standards described above. Similarly, Employers Mutual’s Inter-Company Committee consists of three directors of Employers Mutual who are not members of the Company’s Board of Directors. The members of the Company’s Inter-Company Committee in 2009 were Margaret A. Ball (Chair), Raymond A. Michel and Gretchen H. Tegeler. Any new material agreement or transaction between Employers Mutual, and any of its direct or indirect wholly-owned subsidiaries or its affiliate, and the Company, and any of its direct or indirect wholly-owned subsidiaries, as well as any proposed material change to an existing material agreement between such entities, must receive the approval of both Inter-Company Committees. This approval is granted only if the members of the Company’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed material change to an existing agreement, is fair and reasonable to the Company and its stockholders, and the members of Employers Mutual’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed change to an existing agreement, is fair and reasonable to Employers Mutual and its policyholders. The two Inter-Company Committees may meet separately or jointly, but separate votes are always required. The Company’s Inter-Company Committee met once during the year ended December 31, 2009.
     The Nominating Committee in 2009 consisted of Margaret A. Ball, David J. Fisher and Raymond A. Michel (Chair) until May 19, 2009, when Mr. Fisher retired from the Board. For the remainder of 2009 the Committee members were Margaret A. Ball, Stephen A. Crane and Raymond A. Michel (Chair). Effective March 8, 2010, this committee’s name was changed to the Corporate Governance and Nominating Committee. This committee ensures that the Board of Directors of the Company is appropriately constituted to meet its fiduciary obligations to stockholders. To accomplish this purpose, the Corporate Governance and Nominating Committee assists the Board of Directors in assessing its membership needs, identifies individuals qualified to become members of the Board of Directors and makes recommendations regarding potential director candidates to the Board of Directors. Criteria for the nomination of a director and the process for consideration of director candidates recommended by stockholders are set forth in the Corporate Governance and Nominating Committee Charter, which is available on the Company’s web site at www.EMCIns.com. In considering a nominee for a position on the Company’s Board of Directors, the Corporate Governance and Nominating Committee will seek to identify individuals who, in addition to having a reputation for integrity, honesty and adherence to high ethical standards, also have demonstrated business knowledge, experience and the ability to exercise sound judgment in matters related to current and long-term objectives of the Company, and a willingness and ability to contribute positively to the decision-making process of the Company. The Nominating Committee (as it was then called) met once during the year ended December 31, 2009.

The Board’s Role in Risk Oversight
     It is management’s responsibility to manage risk and to bring to the attention of the Board of Directors the risks which management has determined to be most material to the Company. The Board of Directors, in turn, has the responsibility to oversee the processes established by management to identify, quantify, prioritize, report, monitor and manage such risks to the Company.
     Employers Mutual’s Board of Directors established an Enterprise Risk Management Committee (the “ERM Committee”) in March 2008 to oversee and provide guidance with respect to the risk management concerns of the family of corporations collectively doing business as EMC Insurance Companies, including the Company and its subsidiaries. That committee meets regularly, and the minutes of each ERM Committee meeting are provided to each member of the Company’s Board of Directors for review. Employers Mutual has employees dedicated to enterprise risk management, and the vice president most directly involved in those activities presents a verbal report to the Company’s Board of Directors twice annually regarding risk management. That officer is also available for questions and discussion at all other Board of Directors meetings. Through such reports and question and answer sessions, the Board is kept apprised of, and has the opportunity to provide input concerning, the risk management activities of the Company and its subsidiaries.
     Pursuant to its Charter, the Audit Committee is also charged with discussing with management the Company’s major policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee considers risks related to the appropriate composition of the Company’s Board of Directors and its committees. Because the Company has no employees of its own, the Compensation Committee works with three committees of Employers Mutual’s Board of Directors (the Corporate Governance and Nominating Committee, the Senior Executive Compensation and Stock Option Committee and the Employee Benefits Committee), to consider risks related to succession planning, the attraction and retention of talented personnel, and the design of compensation programs and arrangements. Those latter two committees of Employers Mutual’s Board of Directors also review compensation and benefit plans affecting all employees of Employers Mutual, including the Company’s executive officers. The Company’s Board of Directors has determined that the Company’s compensation policies and practices and its benefit plans do not create risks that are reasonably likely to have a material adverse effect on the Company.
Board Diversity
     The Charter of the Corporate Governance and Nominating Committee states that among the criteria for nomination as a director of the Company, the value of diversity on the Board of Directors should be considered. In selecting a director nominee, the Corporate Governance and Nominating Committee focuses on the skills, knowledge, background, educational and professional achievements, breadth of experience and abilities of each nominee, with the goal of providing a slate of director nominees whose individual qualities and personal attributes complement each other and who, as a group, possess the qualifications, skills, business acumen and expertise to fulfill the duties and responsibilities of the Board of Directors. Director nominees are selected based upon those factors and the other criteria identified in the Corporate Governance and Nominating Committee’s Charter (which is available on the Company’s web site at www.EMCIns.com), and are neither chosen nor excluded solely or largely because of race, color, gender, national origin, religion or sexual orientation or identity. The Company’s directors come from diverse backgrounds and possess differing viewpoints, talents, educational attainments and expertise, including financial, insurance, management, legal, regulatory, non-profit and governmental experience and skills, which, together with their individual qualities and attributes, contribute to the heterogeneity of the Board of Directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Structural Overview
     All of the senior executive officers of the Company, as well as other individuals who devote a portion of their time to performing duties for the Company and its subsidiaries, are employees of Employers Mutual. Collectively, this is a group of twelve persons, and included within that group are the Named Executive Officers (“NEOs”) of the Company whose compensation is disclosed in the Summary Compensation Table which follows. For calendar year 2009, the Company’s NEOs were Bruce G. Kelley, President and Chief Executive Officer, Mark E. Reese, Senior Vice President and Chief Financial Officer, William A. Murray, Executive Vice President and Chief Operating Officer, Ronald W. Jean, Executive Vice President for Corporate Development, and Raymond W. Davis, Senior Vice President — Investments and Treasurer.
     Because the Company has no employees of its own, it has no payroll and no employee benefit plans. During 2009, the Company’s three property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company) were parties to reinsurance pooling agreements with Employers Mutual. Two subsidiaries and an affiliate of Employers Mutual were parties to similar reinsurance pooling agreements with Employers Mutual (collectively, the “Pooling Agreement”). The compensation of Employers Mutual’s employees during 2009 was shared by the Company’s property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement. The aggregate participation of these subsidiaries in the Pooling Agreement in 2009 was 30% (unchanged from the previous year), and this percentage represents the approximate portion of the total compensation expense of the NEOs that was allocated to the Company last year. The compensation paid to Employers Mutual’s employees who performed duties for the Company’s other two subsidiaries (EMC Reinsurance Company and EMC Underwriters, LLC) was not allocated pursuant to the Pooling Agreement, but rather was charged directly to those two subsidiaries.
Process Overview
     The process for establishing the compensation of Employers Mutual’s executive officers (including the Company’s NEOs) begins with the executive management team of Employers Mutual, which annually develops recommended salary ranges and proposes base salaries, cash bonus program performance factors and stock option grants for the ensuing year. These management recommendations are then submitted to the Senior Executive Compensation and Stock Option Committee of Employers Mutual’s Board of Directors (the “Employers Mutual Compensation Committee”) for its consideration, potential modification and approval. After the compensation arrangements for the executive officers have been finalized and approved by the Employers Mutual Compensation Committee, those arrangements are then submitted to the Company’s Compensation Committee for its independent evaluation, possible modification and approval.
     In recognition of the heightened scrutiny placed on executive compensation in recent years, the Employers Mutual Compensation Committee hired an outside compensation consultant, the Hay Group, Inc. (the “Hay Group”) for the year 2006 to review the executive officer salary ranges and incentive plans then in place. This review, which examined the three elements of the Company’s compensation program (base salary, cash bonus program and stock option plan, each as more fully described below), largely validated the then-existing compensation structure. Because the Hay Group’s retention by the Employers Mutual Compensation Committee was only for the year 2006, the Company’s Compensation Committee determined that it would utilize a compensation consultant, commencing in 2007, to help ensure that the compensation arrangements approved by the Employers Mutual Compensation Committee are reasonable and appropriate. The Company’s Compensation Committee retained the Hay Group to serve in this capacity in 2007 and 2008, and used the same consulting group again in 2009.

     If the Company’s Compensation Committee does not concur with the compensation arrangements approved by the Employers Mutual Compensation Committee, its concerns are referred back to the Employers Mutual Compensation Committee for additional study and reconsideration. Both committees are authorized to meet jointly in an attempt to resolve any continuing differences, but the Company’s Compensation Committee is required by its Charter to take action independently of the actions taken by the Employers Mutual Compensation Committee. However, because Employers Mutual is the employer, it has the ultimate decision-making authority with respect to compensation arrangements. The Company’s only recourse in the event of a disagreement as to those compensation arrangements is to state that disagreement and to make the appropriate public disclosures. In 2009, the compensation recommendations approved by the Employers Mutual Compensation Committee (including some subsequent, retroactive modifications to the type, but not the amount, grant date, exercise price or grantees, of certain stock option awards) were subsequently approved by the Company’s Compensation Committee, without modification.
     Once the base salary component of the compensation arrangement for each executive officer, including the Company’s NEOs, has been approved by both compensation committees, it is submitted to the full Board of Directors of Employers Mutual for final approval. Decisions regarding the designation of the cash bonus program performance targets and stock option awards are final upon approval by both compensation committees.
Compensation Program Objectives
     The long-standing objective of Employers Mutual’s compensation program has been to provide a level of compensation that will attract and retain highly-qualified, motivated executive officers who will enhance the ability of EMC Insurance Companies (which consists of Employers Mutual and all of its subsidiaries and an affiliate, together with the Company and all of its subsidiaries) to continue its long history of financial strength and steady growth. This goal was confirmed through the adoption of a formal Executive Compensation Policy by the Employers Mutual Compensation Committee and by the Company’s Compensation Committee in 2007. The policy makes it the goal of the executive compensation program to provide total compensation packages that will attract and retain suitable executive talent, reward executive officers for individual performance, and enhance the operating performance of EMC Insurance Companies, as measured by the consolidated statutory-basis financial statements of this group of companies. Total compensation includes base salary, short-term incentives provided through an annual cash bonus program, long-term incentives provided through stock option awards and, beginning in 2009, a long-term cash bonus incentive program, as well as certain employee and retirement benefits. Base salary ranges are determined by an annual examination of industry survey results and are intended to compensate executive officers at or near the salary range midpoint. Incentives are intended to reflect the executive officers’ achievement of short and long term goals.
     Historically, Employers Mutual’s compensation program has rewarded its executive officers for increases in the market value of the Company’s Common Stock through the issuance of incentive, or qualified, stock options. With the implementation of the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “2007 Plan”), opportunities for the issuance of both qualified and non-qualified equity awards are now available, and it is anticipated that most, if not all, future awards will be non-qualified equity awards.
     Due to the Company’s structure (a downstream holding company of Employers Mutual with no employees of its own) and the fact that the Company’s operating results represent a relatively small portion of EMC Insurance Companies’ total operating results, the compensation of Employers Mutual’s executive officers is not, and cannot be, strictly aligned with the interests of the Company’s stockholders. However, it is the opinion of management and the Company’s Compensation Committee that the compensation program utilized by Employers Mutual does provide incentives that appropriately align the performance of Employers Mutual’s executive officers with the interests of the Company’s stockholders.

The Compensation Program
     Because the business activities of Employers Mutual are conducted within the property and casualty insurance industry, it is believed that the level and components of compensation paid to its executive officers must be competitive within this industry and, more particularly, with an identified peer group of companies which are similar in size, have comparable insurance products, and are viewed by Employers Mutual as its competitors in the markets that have been targeted to be the primary source of its business.
     The compensation of Employers Mutual’s executive officers is provided primarily through the use of three elements: (i) base salary, (ii) a cash bonus program (which, beginning in 2009, consists of both short and long term components) and (iii) stock option awards (consisting of both standard and discretionary awards). Each of these elements is designed to achieve a particular result, as described more fully below. The combination of these elements is intended to provide an overall compensation package that promotes both individual and collective executive officer behaviors which are reasonably expected to build stockholder value over the long term. The elements of Employers Mutual’s compensation program subject to factors directly attributable to the performance of the individual executive officers are base salary and discretionary stock option awards. Any compensation received under the cash bonus program (whether short or long term) or through standard stock option awards is provided pursuant to the written guidelines of those plans, and in 2009 did not take into account the performance of the individual executive officers. Beginning in 2010, however, the guidelines for the stock option plan were revised, and failure to achieve individual performance objectives under the performance management program (described below) applicable to all Employers Mutual employees can have a potential negative impact upon the number of standard stock option awards for which an individual employee (including senior executive officers) may be eligible. The two components of the cash bonus program are the only elements of the compensation program in which corporate performance is taken into account. However, individual performance objectives of certain executive officers may be based on specific corporate performance factors.
     Base Salary. The base salary is intended to compensate the executive officers for their contributions toward the achievement of identified business objectives, demonstrated leadership skills and overall management effectiveness. Together with the benefit programs available to all Employers Mutual employees, this component of overall compensation is intended to ensure that the management team is fairly remunerated, and to provide reasonable security to such executives so that they can perform at their best and take prudent risks. The established salary ranges, the length of time an executive officer has served in his or her position, the relative position of an executive officer’s salary within the salary range and individual performance are the primary factors considered in determining base salary. Using this information, the Chairman of Employers Mutual’s Board of Directors makes the final base salary recommendation for Mr. Kelley, and Mr. Kelley makes the final base salary recommendations for the other NEOs.
     The performance of each executive officer is measured through a performance management process which is applicable to all employees of Employers Mutual. Through this performance management process, specific performance objectives are established and communicated to each employee at the beginning of a fiscal year. At the end of the fiscal year, each individual is evaluated as to whether he or she met, exceeded or failed to achieve each performance objective. An executive officer’s base salary may also be affected by any demonstrated personal impact that the officer may have had on major issues affecting the overall performance of EMC Insurance Companies, such as introducing new or expanded lines of business. Mr. Kelley’s performance review is conducted by the Chairman of Employers Mutual’s Board of Directors, who then shares that evaluation with both the Employers Mutual Compensation Committee and the Company’s Compensation Committee.
     Cash Bonus Program. The compensation of the executive officers also includes eligibility to participate in (i) the Employers Mutual Senior Executive Compensation Cash Bonus Program (the “Short Term Bonus Program”) and (ii) the Employers Mutual Senior Executive Long Term Incentive Plan (the “LTIP”).

     Short Term Bonus Program. The Short Term Bonus Program is designed to provide short-term incentives based upon the annual operating performance of EMC Insurance Companies. Any amounts earned under the Short Term Bonus Program are based on the statutory-basis consolidated financial statements of EMC Insurance Companies and are determined by the following performance objectives:
•	the actual percentage increase in net written premiums as compared to an established target;

•	the percentage change in policyholders’ surplus of the consolidated group; and

•	the combined trade ratio as compared to both a target ratio and the combined trade ratio of the property and casualty insurance industry.
     These performance objectives were selected because they are objectively measurable and universally reported by insurance companies (or, in the case of industry-wide results, calculated and reported by rating agencies such as A.M. Best Company). They also tend to be reliable indicators of successful performance. The performance objectives are not weighted in importance. However, the Short Term Bonus Program formula places the most emphasis on the combined trade ratio element, followed by the change in policyholders’ surplus and the increase in net written premiums. The greater emphasis on the combined trade ratio element serves to motivate the executive management team to focus on EMC Insurance Companies’ goal of achieving an underwriting profit, which is a key measure of successful performance in the property and casualty insurance industry.
     The performance targets are aligned with corporate objectives that are established through a planning process involving all the department heads of Employers Mutual prior to the beginning of each year. If the corporate objectives are projected to generate a statutory-basis “return on equity” of less than a specified goal (generally 12.5%), the combined trade ratio target is reduced (for the purposes of the Short Term Bonus Program calculation formula) to a level necessary to achieve that goal.
     The performance targets do not have to be met to achieve an award under the Short Term Bonus Program. Each performance objective contains a maximum (positive) and minimum (negative) contribution to the cash bonus calculation, with the combined result of the three performance objectives determining the amount of cash bonus earned, if any.
     The maximum cash bonus that may be earned by an executive officer is set at 75% of base salary for eligible vice presidents who have been employed by Employers Mutual and have served as a vice president for at least five years, or who are members of Employers Mutual’s Policy Committee. For senior management, this maximum cash bonus percentage has, in recent years, been subject to a multiplier ranging from 1.1 for senior vice presidents to 1.2 for executive vice presidents and 1.3 for the president. In 2009, eligibility for the Short Term Bonus Program included nine additional vice presidents of Employers Mutual, in recognition of the impact their performance and efforts could have on EMC Insurance Companies’ overall financial results. For those vice presidents who have held their titles for less than five years and do not serve on Employers Mutual’s Policy Committee, the maximum cash bonus percentage is subject to a multiplier of 0.8. The members of both compensation committees believe that these maximum cash bonus percentages are representative of the contribution that each officer level provides to the operations of EMC Insurance Companies.
     Whether or not an executive officer earns a bonus under the Short Term Bonus Program is strictly a function of the objective application of actual results to the award formula established under that program. Except for any individual’s input with respect to the information provided during the corporate planning process, there is no discretion which can be exercised by any executive officer in determining either the eligibility for, or the amount of, any award which may be earned under the Short Term Bonus Program. Additionally, as the performance targets utilized in the Short Term Bonus Program cannot be influenced or affected by the efforts of any single person, the executive officers do not have the ability to manipulate the outcome or the determination of whether or not an award is earned under that program.
     The Employers Mutual Compensation Committee may, in its discretion, adjust the bonus calculation under the Short Term Bonus Program for unusual or extenuating circumstances; however, this discretion has not been exercised for at least the past 10 years. If bonuses are earned under the Short Term Bonus

Program, 75% of the cash bonus is paid in late January or early February based upon the preliminary industry combined trade ratio estimate published by A.M. Best Company. The remaining 25% of the cash bonus is paid when the final industry combined trade ratio is released by A.M. Best Company, generally in March. The Employers Mutual Compensation Committee may, in its discretion, choose to pay more than 75% of any bonus earned under the Short Term Bonus Program in late January or early February if the final industry combined trade ratio will have little or no impact on the bonus calculation.
     LTIP. As reported in last year’s Proxy Statement, the Boards of Directors of Employers Mutual and the Company approved a long-term incentive compensation plan for the senior executive officers of EMC Insurance Companies on October 31, 2008. This action was taken in response to a Hay Group study completed in 2006 which indicated that the long-term incentive compensation program used by Employers Mutual and the Company, which had historically only utilized stock options, was not competitive with industry benchmarks.
     The LTIP is the long-term component of the cash bonus program, and is also based upon EMC Insurance Companies’ statutory-based financial results. It incorporates the performance objectives and results of the Short Term Bonus Program on a rolling three-year basis for calculation purposes, beginning with 2007 results. The LTIP is designed (i) to serve as a motivational tool to help eligible executives focus on achieving specific corporate goals and objectives over a longer term, (ii) to maintain a competitive advantage in the recruitment and retention of senior executives, and (iii) to reward superior results over a longer term, rather than just a single year. In addition, the LTIP contains an adjustment factor which encourages senior executives to provide adequate notice to Employers Mutual and the Company regarding their retirement plans.
     Because the LTIP uses the results of the most recent three years of the Short Term Bonus Program calculations, it utilizes the same performance criteria (as discussed above) used by the Short Term Bonus Program over the prior three-year period. However, no minimums or maximums are applied to the annual calculations. The results from the most recent three years of the Short Term Bonus Program are averaged, and then multiplied by an adjustment factor (currently 0.5) determined by the Employers Mutual Compensation Committee. The resulting number, if positive, is the percentage of the executive’s base salary which may be earned under the LTIP by eligible vice presidents. The use of an adjustment factor gives the Employers Mutual Compensation Committee the flexibility to change LTIP pay-out levels over the longer term, if it so desires. Currently, the long-term goal of the LTIP is to provide incentive compensation at approximately one-half the level of incentive payouts under the Short Term Bonus Program. Thus, the adjustment factor is presently set at 0.5%, subject to annual review.
     In addition to the group of twelve senior executive officers of the Company mentioned above, each of whom is a member of Employers Mutual’s Policy Committee, eligibility for the LTIP includes all vice presidents of Employers Mutual not covered by a separate long-term bonus program. In all cases, however, eligibility for an LTIP bonus payment is limited to those executives who have been in the position of vice president or above, and eligible for the Short Term Bonus Program, for a minimum of three years. An executive terminating employment prior to the end of a year is not eligible for any future LTIP payments reflecting that year’s results. However, retiring senior executives will be eligible to receive payments during the year of their retirement as well as the next two years, if any LTIP bonuses are paid. In those cases, each LTIP bonus will be calculated according to the terms and conditions of that program and using each executive’s final status as an officer and his or her base salary for the final full year of employment.
     Like the Short Term Bonus Program, bonus payments under the LTIP are subject to a multiplier ranging from 1.1 for senior vice presidents to 1.2 for executive vice presidents and 1.3 for the president. Executives retiring, deceased or disabled will continue eligibility based upon a calculation using subsequent years’ results and their final status as an officer according to the following:
a.	First payment — 100% of the bonus calculation in the year after last full year of employment (Year 1).

b.	Second payment — 66.67% of the bonus calculation after Year 2.

c.	Third payment — 33.33% of the bonus calculation after Year 3.

     In order to encourage eligible senior executives to provide adequate notice to Employers Mutual and the Company regarding their retirement plans, the second and third payments (if any) under the LTIP will be multiplied by a factor of 1.50 if retirement notification has been provided at least 360 days in advance. In the case of a shorter advance notice, the multiplier will be prorated downward to the point that a factor of 1.00 will be utilized when retirement notification is provided 180 days or less in advance.
     As is true with the Short Term Bonus Program, whether or not an executive officer earns a bonus under the LTIP is strictly a function of the objective application of actual results to the award formula established under the LTIP (and, in turn, to the objective application of actual results to the Short Term Bonus Program award formulas for the prior three years).
     The LTIP provides that the Employers Mutual Compensation Committee may, in its discretion, adjust the bonus calculation due to unusual or extenuating circumstances. Because this is a new program, with the effective date of the LTIP being January 1, 2009, and with the first calculation based upon the results of the Short Term Bonus Program for 2007, 2008 and 2009, that discretion has never been exercised. Final calculation of LTIP bonus amounts, if any, will be made, and such bonuses, if any, will be paid after the final industry combined trade ratio for the previous year is released by A.M. Best Company, generally in March. However, once the preliminary industry combined trade ratio estimate has been published by A.M. Best Company, the Employers Mutual Compensation Committee may, in its discretion, choose to pay the LTIP cash bonus earlier if the final industry combined trade ratio for the most recent year would have little or no impact on the LTIP calculation.
     There is no policy addressing the adjustment or recovery of bonus payments made under the Short Term Bonus Program and/or the LTIP if the relevant corporate performance results upon which they are based are subsequently restated or otherwise adjusted. If this situation were to occur, both the Employers Mutual Compensation Committee and the Company’s Compensation Committee would review the relevant facts and circumstances and determine what, if any, action was warranted.
     Stock Options. The third element of compensation paid to Employers Mutual’s executive officers is intended to provide for long-term incentive opportunities through the use of stock option awards. The Employers Mutual Compensation Committee believes that superior performance by the executive officers will have a positive impact on the price of the Company’s Common Stock, thereby providing long-term appreciation in the value of the stock options held by the executive officers and linking the interests of the executive officers to the interests of the Company’s stockholders.
     Employers Mutual’s current stock incentive plan, like its predecessors, provides that all stock options must be granted at prices equal to the fair market value of the Company’s Common Stock on the date of grant, with fair market value determined as the average of the high and low trading prices of the Common Stock on the date of grant. Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option grant.
     Employers Mutual has guidelines which dictate the annual number of standard stock options that can be awarded to all classes of employees, including executive officers. These standard stock option awards have historically been issued without regard to the performance of EMC Insurance Companies or the participating executive. As indicated above, however, beginning in 2010, failure to meet individual performance objectives can have a negative impact on the annual number of standard stock options awarded to a participating executive. For the Company’s NEOs, the annual number of standard stock options that can be awarded are as follows:

Annual Standard
Option Award
President and Chief Executive Officer	9,000
Executive Vice President	7,500
Senior Vice President	3,000

     Employers Mutual’s employees (including the NEOs) may also receive discretionary awards of stock options when conditions or activities of Employers Mutual or the participating employee(s) dictate that an additional award is warranted. These discretionary awards are totally subjective and are recommended by the chief executive officer to the Employers Mutual Compensation Committee and the Company’s Compensation Committee for approval. Any potential discretionary awards for the chief executive officer would be recommended to the two compensation committees by the Chairman of Employers Mutual’s Board of Directors, who conducts Mr. Kelley’s performance review. Either committee may also suggest and approve a discretionary award on its own initiative, subject to concurrence by the other committee. No limits have been imposed on the number of discretionary stock options that may be awarded to an executive officer, although historically the number of discretionary stock options awarded has not exceeded the number of standard stock options awarded to a grantee. The following historical summary sets forth the total number of stock options that have been awarded (through 2009) to the NEOs since the initial awards in 1979:

	Total Standard	Total Discretionary	Total
	Options Received(1)	Options Received(1)	Options Received(1)
Bruce G. Kelley	153,877	34,000	187,877
Mark E. Reese	40,250	8,750	49,000
William A. Murray(2)	51,282	25,000	76,282
Ronald W. Jean	80,141	30,500	110,641
Raymond W. Davis	42,000	13,000	55,000

(1)	This data reflects all options received by each of the NEOs since such individual became eligible to participate in Employers Mutual’s stock option plans. Options which were received but lapsed without being exercised are not included in the amounts reported.

(2)	Mr. Murray’s total options received are significantly less than would be expected for an executive vice president due to the Stock Appreciation Rights (“SARs”) Agreement that was made with him in 2006, which was described in detail in the Company’s 2007 Proxy Statement.
     Neither Employers Mutual nor the Company presently requires its executive officers to maintain a minimum or expected level of ownership of the Company’s Common Stock. However, the stock incentive plan is designed to provide the executive officers with performance incentives that are comparable and complementary to the interests of the Company’s stockholders.
     Other Compensation. Employers Mutual’s executive officers also receive other forms of compensation pursuant to certain plans adopted by Employers Mutual (and in some cases formally adopted by the Company’s Board of Directors as well), some of which are generally available to all employees of Employers Mutual (subject to standard eligibility requirements) and some of which are limited to executive officers.
     Certain executive officers, including all of the NEOs, receive other compensation in the form of company-paid supplemental disability insurance and reimbursement for a limited amount of financial planning services. In addition, the chief executive officer and the executive vice presidents are eligible for country club membership allowances and the use of company-owned automobiles, with certain senior vice presidents also eligible for the use of company-owned vehicles. Neither the Employers Mutual Compensation Committee nor the Company’s Compensation Committee considers these other forms of compensation in the process of setting compensation pursuant to the three elements of compensation discussed above.
     Spousal travel expenses are not reported as compensation income to Employers Mutual’s executive officers, but are included in the Summary Compensation Table and footnote 5 to that table (found on pages 23 and 24 below), as a perquisite for disclosure purposes.

Retirement Plans
     Defined Benefit Plan. Employers Mutual sponsors a tax-qualified defined benefit retirement plan covering all eligible employees of Employers Mutual (the “Pension Plan”). Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan (the “SRP”) covering certain members of its management and highly compensated employees, including the Company’s NEOs. Both plans contain a traditional defined benefit formula for certain eligible employees, and a cash balance formula for all other eligible employees. Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid. Contributions that employees receive under Employers Mutual’s Board and Executive Non-Qualified Excess Plan (the “BENEP”), as well as amounts related to the exercise of stock options, are not included in the calculation of compensation for purposes of the pension benefit.
     For long-term employees, the traditional defined benefit formula generally produces a significantly larger retirement benefit than the cash balance formula. This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels. In 2008, both compensation committees requested that a study be conducted by Employers Mutual’s Human Resources Department to quantify the potential disparities between the pension benefits available to similarly-situated employees under the two formulas, and the impact of such differences on total aggregate compensation amounts. As a result of that study, the Employee Benefits Committee of Employers Mutual’s Board of Directors recommended, and Employers Mutual’s full Board of Directors adopted, the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (“SRP II”), which became effective November 11, 2009. The SRP II is discussed below.
     Traditional Formula Pension Plan. Employees employed prior to January 1, 1988 and who were age 50 or older on January 1, 2000, have their benefits determined under the Pension Plan using a traditional defined benefit formula where benefits are based on (i) a percentage of the employee’s average compensation (using the five consecutive pay years that result in the highest average), or (ii) $245,000 for 2009 (the limit set by the Internal Revenue Code of 1986, as amended (the “Code”)), whichever is lower, multiplied by the employee’s credited years of service (maximum of 40 years). The normal form of benefit is a single life annuity with payment guaranteed for ten years. Various other types of annuities, as well as a lump sum payment, are also available. All alternative payment options are the actuarial equivalent of the normal form of benefit. Normal retirement age is 65, and early retirement can be elected by a participant who has reached age 55. The benefit paid on early retirement is a percentage of the benefit payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64.
     Traditional Formula SRP. The SRP provides a benefit to an eligible employee whenever 100% of his or her pension benefit under the Pension Plan is not permitted to be funded or paid through the plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan. For those employees eligible under the traditional defined benefit formula in the Pension Plan, the SRP benefit is the benefit as calculated under the formula in the Pension Plan (without regard to compensation or benefit limits and excluding the benefit match under the BENEP), offset by the benefit payable under the Pension Plan. The accrued benefit under the SRP is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of years, ranging from one year if the present value of the benefit is less than $50,000 to ten years if the present value of the benefit is $450,000 or greater.
     Eligible Participants. The Company’s NEOs who are participants in the traditional defined benefit formula portion of the Pension Plan and SRP are Messrs. Murray, Jean and Davis.
     Cash Balance Formula Pension Plan. Those employees who were not employed prior to January 1, 1988 or who were not at least age 50 on January 1, 2000 have their pension benefit determined under the cash balance formula in the Pension Plan. The benefit earned is expressed in the form of an account balance. Benefit credits accrue monthly at a rate between 3.25% and 13.50% of eligible monthly compensation, with the rate increasing with age. Interest credits are applied annually at the end of each year to the prior year’s balance and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). The normal form of benefit is a lump sum payment, but an annuity is also available.
     Cash Balance Formula SRP. As with those employees eligible for the traditional defined benefit formula in the Pension Plan who accrue additional benefits under the SRP, the employees eligible under the cash balance formula under the Pension Plan accrue benefits under the SRP (using a similar account balance as under the Pension Plan) to the extent that either compensation or benefits are limited in the Pension Plan by the Code and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.
     Eligible Participants. The Company’s NEOs who are participants in the cash balance formula portion of the Pension Plan and SRP are Messrs. Kelley and Reese.
Defined Contribution Plan
     Employers Mutual sponsors a tax-qualified defined contribution plan (the “401(k) Plan”). This plan is available to all eligible employees of Employers Mutual. Under the 401(k) Plan, Employers Mutual matches 50% of the first 6% of covered compensation that an employee defers. With the exception of the highly compensated group, employee participants can make pre-tax deferrals of up to 50% of their covered compensation to this plan, subject to an annual limit under the Code — for 2009, $16,500 for those under age 50 and $22,000 for those age 50 and above.
Non-Qualified Excess Plan
     Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2009 — $110,000) to defer up to 75% of their eligible compensation under the BENEP. Employees who are eligible for the BENEP may also defer some, or all, of their bonus awards, if any, under the Short Term Bonus Program, but may not defer any portion of any bonus received under the LTIP. Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.
SRP II
     As indicated above, Employers Mutual established the SRP II effective November 11, 2009. It is a non-qualified retirement benefit plan maintained primarily for the purpose of attracting and retaining key executives by providing additional deferred compensation for a select group of designated officers, as determined by a committee of Employers Mutual’s Human Resources Department from time to time in its sole discretion. Under SRP II, a benefit amount, if any, is determined by first calculating a projected fifty percent replacement amount of final total cash compensation (as defined in that plan, and including a participant’s base salary and short term incentives, but excluding long term incentives) at normal retirement age (defined as being January 1 after the attainment of age 65), all as determined pursuant to several assumptions set forth in the plan. That projected fifty percent replacement amount is reduced by the retirement benefits provided by the following plans and programs:
•	The Defined Benefit Plan (utilizing the applicable formula)

•	Social Security

•	The SRP (utilizing the applicable formula)

•	The 401(k) Plan (employer match contributions only)

•	The BENEP (employer match contributions only)

The annual benefit amount, if any, at normal retirement age determined pursuant to such calculations is then converted to a present value annual catch-up contribution and adjusted, if necessary, according to the following schedule:
•	Years of service divided by 20 (rounded to two decimals) for participants with less than 20 years of service

•	100% of designated contribution for participants with more than 20 years of service
Such contributions are credited to a participant’s retirement/termination account under the BENEP annually. However, no contributions are made on behalf of a participant who continues working past his or her normal retirement age.
Termination of Employment and Change of Control Issues
     Employment Contracts. Employers Mutual has not entered into any employment contracts with its executive officers.
     Stock Option Plan. Under Employers Mutual’s stock incentive plan, in the event of the termination of employment of a participant for a reason other than death, cause or disability, the participant has the right, for a period of three months from the effective date of termination, to exercise those options previously granted to the extent that they are exercisable on the date of termination. If, however, the termination of the participant is by reason of retirement, the participant has the right during such three-month period to exercise all options previously granted to the participant, whether or not exercisable on the date of termination, which have not previously been exercised, terminated, lapsed or expired.
     If a participant’s employment with Employers Mutual terminated due to a permanent or total disability, the participant has the right, for a period of twelve months from the effective date of his or her termination, to exercise all options previously granted, whether or not exercisable on the date of termination, excluding those previously exercised, terminated, lapsed or expired. If a participant’s employment is terminated for cause, all unexercised options, whether or not exercisable on the date of termination, immediately terminate. The standard of whether a participant may be discharged for “cause” requires that there be a determination that there has been (i) a willful and continued failure to substantially perform the participant’s assigned duties, (ii) the willful engagement in conduct which is demonstrably injurious to Employers Mutual monetarily or otherwise, including any act of dishonesty, (iii) the commission of a felony, or (iv) a significant violation of any statutory or common law duty of loyalty.
     Upon the death of a participant, the participant’s designated beneficiary or legal representative has the right, for a period of twelve months from the date of death, to exercise the participant’s rights as to all options, whether or not exercisable on the date of death, to the extent not previously exercised, terminated, lapsed or expired.
     In addition to an executive officer’s rights upon termination of employment, in the event that there is a “change of control”, all outstanding stock options shall immediately become exercisable in full. A “change of control” will occur (i) if there has been a merger, consolidation, takeover or reorganization of Employers Mutual or the Company, unless at least 60% of the members of the Board of Directors of the entity resulting from such merger, consolidation, takeover or reorganization were members of the Board of Directors of either Employers Mutual or the Company immediately prior to the event, or (ii) upon the occurrence of any other event that is designated as being a “change of control” by a majority vote of the independent members of the Board of Directors of Employers Mutual.
     BENEP. Participants who separate from service or become disabled or die while employed by Employers Mutual receive distributions of their deferred compensation account, in accordance with the payment option selected by them when they enrolled in the plan, upon the occurrence of the qualifying distribution event. However, no distribution will be made earlier than six months after the date of separation from service with respect to a participant who is a key employee (as defined in the Code).

     If Employers Mutual terminates the plan within twelve months of a “change of control”, the deferred compensation account of each participant will become fully payable to the participants in a lump sum. A “change of control” will occur if (i) a majority of the members of the Board of Directors of Employers Mutual is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election, or (ii) a person or group acquires 40% or more of the total gross fair market value of the assets of Employers Mutual. The plan is considered terminated only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the termination of such arrangements.
     The compensation committees believe these “termination of employment” and “change of control” triggers are fair and reasonable to both Employers Mutual and the Company, as well as the participating employees.
Tax Consequences
     Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation of more than $1.0 million paid to any executive officer. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Due to the fact that only 30% of the compensation paid to the Company’s executive officers is allocated to the Company through the Pooling Agreement, the tax deduction limitation imposed by Section 162(m) is not expected to have any impact on the Company for the foreseeable future.
     Employers Mutual’s stock incentive plan provides favorable tax treatment to the participants in the plan who have received incentive stock options. Under applicable federal tax laws, there are no federal income tax consequences either to Employers Mutual or to the participant upon the grant of a stock option or the exercise of a stock option by the participant, except that, upon exercise of an option, the participant may be subject to alternative minimum tax on certain items of tax preference.
     If the participant holds the shares of the Company’s Common Stock acquired upon exercise of an incentive stock option for the greater of two years after the day the option was granted or one year after the acquisition of the shares, the difference between the aggregate option price and the amount realized upon sale of the Common Stock will constitute long-term capital gain or loss, and the companies in the Pooling Agreement will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other disqualifying transaction, the participant will recognize ordinary taxable income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total option price, and the companies in the Pooling Agreement will be entitled to a federal income tax deduction equal to such amount, subject to certain federal tax law limitations.
     Only non-qualified stock options were granted in 2009, and, as indicated above, it is anticipated that most, if not all, future awards will be non-qualified equity awards. Non-qualified stock options generate regular taxable income to the participant upon exercise of an option, and the companies in the Pooling Agreement will be entitled to a federal income tax deduction equal to the excess of the fair market value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total option price.
The 2009 Compensation Process — Discussion and Analysis
     As part of the decision-making process for establishing compensation to be paid in 2009, tally sheets for each of the twelve executive officers (including the Company’s NEOs) were prepared by Employers Mutual’s Human Resources Department. Each of these tally sheets (which were also accompanied by each executive officer’s position description) set forth the dollar amount of each component of that executive officer’s total compensation in 2008, including (i) actual gross salary, (ii) the cash bonus paid in 2008

(based upon 2007 results) under the Short Term Bonus Program, (iii) the increase in the balance of the executive officer’s retirement benefit, (iv) Employers Mutual’s matching contributions to the 401(k) Plan and the BENEP on behalf of the executive officer, (v) the increase in the SRP, and (vi) a break-out of the value of any perquisites received by the executive officer, including (as applicable) premiums paid for excess group life coverage, financial planning and tax preparation fees, premiums paid for life and supplemental disability coverage, country club dues (as reported on IRS Form W-2), and use of a company-owned automobile (as reported on IRS Form W-2). A sum total was provided for each of these executive officers, together with a history of the employee’s base salary and cash bonuses earned (if any) going as far back as 1979, or to the executive officer’s date of employment (or, in some cases, the date in current position), if later. The amount of life insurance coverage provided by Employers Mutual for each of these executive officers was shown, as were the amounts of supplemental disability and long-term disability monthly benefits available to each executive officer. The information provided also set forth projected Pension Plan and SRP account balances for each of the executive officers at age 65.
     The tally sheets for each of the executive officers were provided to both the Employers Mutual’s Compensation Committee and the Company’s Compensation Committee. Both compensation committees were also provided with a listing of the compensation levels (base salary and cash bonus only) of the twenty-five most highly compensated employees in 2008, by rank. This list, which also took into account compensation paid to certain branch managers by Employers Mutual’s life insurance company affiliate that was not available to the twelve executive officers for whom tally sheets were prepared, was intended to help ensure the continued maintenance of appropriate internal pay equity considerations during the 2009 compensation process.
     In connection with their consideration of stock option awards, both of the compensation committees also received “status reports” as of January 12, 2009 on prior stock option grants awarded to each of the executive officers. These reports showed (i) all grants received (going back, in some cases, to 1981), (ii) the exercise of such prior grants, if any, including the gain on each exercise of a stock option and the cumulative gain for all such exercises, and (iii) the potential gain available from each vested but unused stock option grant, and the potential cumulative gain from all such outstanding options, based upon the then-current fair market value of the Company’s Common Stock. From the information provided, it was possible for the members of each compensation committee to calculate the value of all prior stock option grants which had not previously been exercised, terminated, lapsed or expired, and which would be exercisable for a three-month period in the event of the executive officer’s retirement, or for a twelve-month period in the event of such person’s permanent or total disability, or death. Similarly, such options would be exercisable under the terms of the stock incentive plan (and the predecessor incentive stock option plans) in the event of a change-of-control situation.
     The tally sheets, together with the stock option information simultaneously presented, were intended to allow the two compensation committees to analyze both the individual elements of compensation (including the mix among the components which make up total compensation) as well as the aggregate amount of the compensation package being awarded to each executive officer. While the cash bonus portion of the compensation package for 2009, under both the Short Term Bonus Program and the new LTIP, could only be projected, the compensation committees’ use of purely formulaic methodologies for both components of the cash bonus program, and the fact that the Short Term Bonus Program contains various caps, allowed the compensation committees’ members to see what the cash bonus amounts might be under various scenarios, and to determine the maximum possible cash bonus for each executive officer under the respective formulas.
     Base Salary. The 2009 base salary ranges for Employers Mutual’s executive officers were established through a process which started with an analysis of insurance industry salary surveys published by Watson Wyatt & Company (“Watson Wyatt”), an actuarial firm, and the Property Casualty Insurers Association of America (“PCI”), an insurance industry trade association, for calendar years 2007 and 2008. In addition, an industry salary survey published by Insurance Salary Survey (“ISS”) for calendar year 2007 was also utilized. These survey sources provided salary information for various officer titles and functions that formed the basis for the development of the 2009 salary ranges for the executive officers, through comparison to companies which are similar to Employers Mutual in the type of business in which they are engaged and premium volume. While Watson Wyatt provided Employers Mutual with a list of participating companies, and then broke down its survey results by both type of business (e.g., property and casualty insurance) and premium volume, it did not identify which of the participating companies fell into the categories deemed by Employers Mutual’s management team to be most comparable to Employers Mutual’s operations. Similarly, while the PCI salary survey results utilized were based upon information provided by member companies of similar premium volume, and over 40% of PCI’s members in the relevant size categories participated in the survey, the identities of the actual participating member companies were not disclosed by PCI.
     From these three sources, management selected a best match for each executive officer’s job description. This matching process is subjective and attempts to take into consideration the duties and responsibilities associated with each job description. Due to the unique job responsibilities associated with some of Employers Mutual’s executive officer positions, the survey data selected for these positions reflects a blend of various positions contained in the surveys. Once the executive officer job description matches were completed, the survey data was used to establish the salary ranges. Unusually high (more than 45% above Employers Mutual’s mid-point) or low (more than 35% below Employers Mutual’s mid-point) values were excluded from this calculation.
     Average salary amounts from each survey for each relevant job description were calculated, and inflation factors of 6.0% for the 2007 data and 3.0% for the 2008 data were applied to those averages to establish inflation-adjusted averages based upon each survey. Those two averages were then averaged to develop an indicated 2009 salary range mid-point. The Employers Mutual Compensation Committee follows a long-standing policy that the established mid-point of a salary range for a given year will not be less than the mid-point utilized in the prior year, and the mid-point will not be allowed to increase more than a pre-established percentage each year (8.0% for 2009). Once the salary mid-points were established, a range of compensation for each executive officer was set with the maximum being 120% of the mid-point and the minimum being 80% of the mid-point. A recommended salary increase was then determined for each executive officer by considering the length of time the person had been in his or her position, the relative position of the person’s salary within his or her salary range, and individual performance.
     Both (i) the indicated 2009 salary mid-points (determined without regard to the minimum and maximum adjustments to which such mid-points were subject, as compared to 2008 salary mid-points) and (ii) the selected 2009 salary mid-points and ranges for the executive officers (which take into account such minimum and maximum permissible adjustments) were submitted to the members of the Employers Mutual Compensation Committee and the Company’s Compensation Committee for their review on December 19, 2008. Management’s recommended salary increases for 2009 were presented to the members of the Employers Mutual Compensation Committee on or about January 22, 2009 and a formal presentation concerning the process and rationale for the recommended salary increases was made by management to the Employers Mutual Compensation Committee on January 29, 2009. All members of the Company’s Compensation Committee were also in attendance at this meeting, which included a discussion of the tally sheets prepared for all executive officers, to ensure a proper understanding of the process.
     The Employers Mutual Compensation Committee reviewed and discussed the recommended salary increases, with and without management present, during its meeting on January 29, 2009. Based upon the competitive salary information provided, each executive officer’s tenure and the placement of their 2008 base salary as compared to their respective approved salary range for 2009 and the achievement of their performance objectives for the year, the Employers Mutual Compensation Committee on that date approved the following base salary increases for 2009 for the Company’s NEOs: 4.9% for Mr. Kelley; 4.0% for Mr. Reese; 4.0% for Mr. Murray; 4.8% for Mr. Jean; and 3.0% for Mr. Davis. In determining the base salary increases of the Company’s NEOs, Employers Mutual’s Compensation Committee’s review also included the tally sheets for those NEOs.
     The base salary amounts approved by the Employers Mutual Compensation Committee were presented to the members of the Company’s Compensation Committee for their review on January 29, 2009 and a formal management presentation was made to the Company’s Compensation Committee on January 30, 2009. The Company’s Compensation Committee then reviewed and discussed the base salary amounts approved by the Employers Mutual Compensation Committee, with and without management present, and subsequently approved them. The approved salary amounts were submitted to and approved by the Board of Directors of Employers Mutual on March 11, 2009, with retroactive application to January 1, 2009. To enhance future compensation decisions, the two compensation committees have encouraged the consideration of alternate information sources, if available, in order to better identify or select an appropriate peer group of companies as part of the process of performing a “market check” on the appropriateness and competitiveness of approved base salary levels.
Cash Bonus Program
     Short Term Bonus Program. At its January 29, 2009 meeting, the Employers Mutual Compensation Committee, after reviewing the results of the Short Term Bonus Program for the previous few years and considering summary survey data (from the three sources identified above) which set forth paid bonuses as a percentage of base salary, approved maintaining the maximum payout level for the 2009 Short Term Bonus Program at 75% of base salary for those vice presidents who are on Employers Mutual’s Policy Committee or who have been a vice president of Employers Mutual for at least five years. This action was approved by the Company’s Compensation Committee on January 30, 2009.
     The Employers Mutual Compensation Committee also approved the performance targets to be utilized in determining potential awards under the 2009 Short Term Bonus Program at its January 29, 2009 meeting. These targets, which were reviewed and approved by the Company’s Compensation Committee at its January 30, 2009 meeting, were as follows:
•	Net written premium growth target – 0.0%.

•	Target combined trade ratio – 102.0%.

•	Maximum combined trade ratio – 108.0%.
     The net written premium target of 0.0% growth for 2009 was considered a stretch goal, given the continued soft market conditions predicted for the year and the 3.0% decline in net written premium which occurred in 2008. Similarly, the target combined trade ratio of 102.0% was considered a stretch goal, as it would be more difficult to achieve than the 2009 corporate objective of 103.0%, which was the combined trade ratio deemed necessary to obtain the desired return on equity.
     Following a recommendation from management, the Employers Mutual Compensation Committee approved a revision to the calculation formula for the Short Term Bonus Program at its January 29, 2009 meeting, applicable to 2009 financial results. Pursuant to that revision, the surplus change multiplier was reduced from 2.0 to 1.0 in the event the surplus change is negative. The Company’s Compensation Committee also approved that revision during its January 30, 2009 meeting. Both committees also approved making that change retroactive to the Short Term Bonus Program calculation as applied to 2008 results. The members of the respective committees felt that this change was justified because
•	The 2008 surplus change was negative due entirely to declines in investment values as the result of that year’s financial turmoil and economic downturn.

•	Given that the surplus change multiplier is 1.0 in the event the surplus change is positive, the impact of declining investment values and lower surplus would otherwise have twice the impact of improving investment values and an increasing surplus in the Short Term Bonus Program calculation.

•	The revision would have no impact on awards under the 2008 Short Term Bonus Program (which would still be zero), but the revision would eliminate the inequity (caused by differing surplus change multipliers) for both the Short Term Bonus Program and the LTIP in future years, particularly because the LTIP calculation is uncapped, as compared to the cap of -20.0% applicable to the Short Term Bonus Program.

     In reaching their decision about performance targets, the two compensation committees reviewed a hypothetical Short Term Bonus Program calculation based upon 2009 targets and certain estimates (such as anticipated growth of policyholders’ surplus). Using such targets and estimated numbers in the Short Term Bonus Program formula resulted in a projected Short Term Bonus Program bonus of 40.5% of salary for vice presidents who are members of Employers Mutual’s Policy Committee or who have been vice presidents of Employers Mutual for at least five years, which the compensation committees felt was in line with the annual cash bonuses paid by the peer group of companies participating in the Watson Wyatt and PCI insurance industry compensation surveys described previously.
     For calendar year 2009, EMC Insurance Companies reported an increase in net written premiums of 0.1%, a 17.9% increase in policyholders’ surplus and a combined trade ratio of 101.9%. The application of these results to the 2009 Short Term Bonus Program formula resulted in the achievement of bonus awards at the level of 56.1% of base salary for vice presidents who serve on Employers Mutual’s Policy Committee or who have been vice presidents for at least five years. As a result, the Company’s NEOs earned combined bonuses under the Short Term Bonus Program of $1,411,976.
     Long Term Incentive Program (LTIP). In establishing aggregate compensation amounts for 2009 for the executive officers, including the Company’s NEOs, Employers Mutual’s and the Company’s Compensation Committee each determined that the mix of components should be adjusted to include the LTIP because, as indicated above, the 2006 compensation study conducted by the Hay Group had concluded that Employers Mutual lagged behind its peer group of companies by failing to offer a long-term incentive component (other than stock options) as part of the total compensation package for its executive officers.
     At its January 29, 2009 meeting, the Employers Mutual Compensation Committee approved management’s recommendation to modify the “uncapped” 2008 Short Term Bonus Program calculation for use in the 2009 LTIP calculation, with the surplus change multiplier being revised from 2.0 to 1.0 when the surplus change is negative. This modification is consistent with a similar change approved for the Short Term Bonus Program in 2009 (as discussed above), and was adopted in order to eliminate the inequity of having rising investment values create only half the positive impact as compared to the negative impact created by declining investment values. Thus, both increases and decreases in surplus are subject to a multiplier of 1.0. This modification was also approved by the Company’s Compensation Committee on January 30, 2009.
     In calculating the LTIP at the end of calendar year 2009, results for calendar years 2007 and 2008 were also utilized, as required by the formula. For calendar year 2007, the uncapped cash bonus under the Short Term Bonus Program was 64.4% of base salary for vice presidents who serve on Employers Mutual’s Policy Committee. For 2008, those calculations yielded a figure of -33.6% of base salary and, as discussed in the preceding section, application of 2009 results to the Short Term Bonus Program formula resulted in a cash bonus of 56.1% of base salary for vice presidents at that level. When the results from those three years are averaged and multiplied by the 0.5 adjustment factor, the LTIP formula resulted in the achievement of bonus awards at the level of 14.5% of base salary for vice presidents who serve on Employers Mutual’s Policy Committee and who are otherwise eligible for the LTIP. As a result, the Company’s NEOs earned combined bonuses under the LTIP of $365,685, which are being paid in April 2010.
     Stock Options. Standard stock option grants for 2009 were approved by the Employers Mutual Compensation Committee on January 29, 2009 and by the Company’s Compensation Committee on January 30, 2009. In addition, both committees noted that no cash bonuses would be paid in 2009 based upon the application of the Short Term Bonus Program formula to financial results from 2008, even though this outcome was the result of factors (such as the unprecedented storm losses suffered by the participants in the Pooling Agreement and the impact of the financial crisis upon the Company’s investments) largely outside the control of the Company or its executive officers. Each committee therefore determined that additional long-term compensation in the form of discretionary stock option grants would also be appropriate, and therefore approved the granting of such options to all employees receiving standard stock options, with the discretionary awards in most cases being equal in size to the standard awards.

     Consistent with recent practices, the stock option awards were made at least three business days after the February 27, 2009 public release of the Company’s calendar year 2008 earnings. Pursuant to the terms of Employers Mutual’s 2007 Plan, the exercise price of the stock options is equal to the fair market value of the Company’s Common Stock on the March 3, 2009 date of grant (with fair market value being equal to the average of the high and low trading prices on that date, which was $18.865). This exercise price was subsequently ratified by the full Boards of Directors of the Company and Employers Mutual at meetings held March 9, 2009 and March 11, 2009, respectively. Messrs. Davis and Reese received the standard grant of 3,000 stock options each, as well as discretionary grants of 3,000 stock options each. Because special equity-based incentive arrangements had been made with Mr. Murray in 2006 in recognition of his anticipated retirement within the next five years, as described in detail in the Company’s 2007 Proxy Statement, no standard stock options were granted to Mr. Murray in 2009. However, both compensation committees approved a discretionary grant of 7,500 stock options to Mr. Murray during their January 2009 meetings.
     Although these grants were initially designed as incentive stock option awards, the grants were subsequently rescinded by the unanimous written consents of both compensation committees. In their place, grants of non-qualified options in the same number, to the same individuals, and with the same date of grant and exercise price, were substituted therefor. This substitution (which applied to all 138 Employers Mutual employees who initially received incentive stock option grants in 2009) was the result of further consideration being given to the tax effect upon Employers Mutual and the Company of issuing qualified incentive stock options, and had been previously recommended by the Hay Group, the outside compensation consultant retained by the Company’s Compensation Committee.
     Neither Messrs. Kelley nor Jean were granted any standard or discretionary incentive stock options in 2009, as such awards would have caused them to exceed the $100,000 statutory cap on such options. In lieu thereof, however, Mr. Kelley was granted 9,000 standard and 9,000 discretionary non-qualified stock options, and Mr. Jean was granted 7,500 standard and 7,500 discretionary non-qualified stock options. By subsequent action of the two compensation committees, an optional Sell-To-Cover feature was provided in conjunction with those non-qualified stock options. This feature was similarly added to the substituted non-qualified stock options granted to the other 138 Employers Mutual employees receiving awards in 2009, and also retroactively replaced the Stock Appreciation Rights (or SARs) features of (i) the make-up option awards granted to Messrs. Kelley and Jean in 2008 and (ii) an incentive stock option award to one additional executive which was partially converted to a non-qualified award under the terms of the 2007 Plan, in order to avoid the $100,000 statutory cap. The Sell-To-Cover feature, if elected by a grantee exercising some or all of his or her non-qualified options, would allow that individual the ability to sell enough shares to cover the option price and tax withholding costs of the option exercise while retaining ownership of the remaining shares. The Sell-To-Cover feature is considered a cashless, or “Net Exercised”, option because no money is required to complete the exercise. This feature will allow grantees to exercise their stock option grants without the need to fund the option exercise with a separate source of cash.
     None of the NEOs or other executives are parties to employment agreements. Thus, they are not entitled to contractual payments or benefits upon the occurrence of specified events such as termination of employment (with or without cause) or a change of control, except pursuant to the terms of corporate programs such as the 2007 Plan, which are applicable to all eligible employees of Employers Mutual. The immediate vesting of stock options which would occur under a change of control scenario would also take place for all other employees (roughly 140 in number, or about 6% of Employers Mutual’s workforce) who have outstanding, but unvested, options. Similarly, all employees who have outstanding, but unvested, stock options would see those options vest immediately upon a termination of employment due to death, disability or retirement.
     Following the in-depth study of internal pay equity conducted by the Hay Group in 2006 and the implementation of the SRP II following a study of salary replacement ratios at retirement conducted by Employers Mutual’s Human Resources Department and the Hay Group in 2009, the compensation committees were comfortable that the total compensation amounts approved in 2009 for each executive officer (including the Company’s NEOs) both (i) reflected each individual’s respective responsibilities and contributions to the financial success of EMC Insurance Companies, and (ii) provided appropriate incentives to achieve or exceed EMC Insurance Companies’ business and financial objectives.

     Based upon the compensation survey information obtained from comparable companies and described elsewhere herein, together with the input received from the Hay Group, it was ultimately decided by the Company’s Compensation Committee that the aggregate compensation amounts derived from the three compensation components approved for the Company’s NEOs and other executive officers for 2009, both at projected and maximum potential levels, as well as the mix of compensation components (including the implementation of the LTIP bonus plan beginning in 2009), were appropriate for promoting the interests of the Company’s stockholders.
Summary Compensation Table
     The amounts reported in the Summary Compensation Table reflect the total amount of compensation received by the Company’s NEOs during 2009, 2008 and 2007. The aggregate participation of the Company’s property and casualty insurance subsidiaries in the Pooling Agreement during 2009, 2008 and 2007 was 30% and this percentage represents the approximate portion of the total compensation amounts described below which were allocated to the Company during these years.

						Change In
						Pension Value
						and Non-
						qualified
					Non-Equity	Deferred	All
				Option	Incentive Plan	Compensation	Other
			Bonus	Awards	Compensation	Earnings	Compensation
Name and		Salary	($)	($)	($)	($)	($)	Total
Principal Position	Yr	($)	(1)	(2)	(3)	(4)	(5)	($)
Bruce G. Kelley	2009	740,220	—	22,500	679,522	137,172	235,161	1,814,575
President & CEO	2008	705,622	—	81,540	—	238,866	64,803	1,090,831
	2007	653,955	—	—	549,467	135,444	68,790	1,407,656
Mark E. Reese	2009	223,028	108	16,560	173,292	36,975	33,229	483,192
Senior Vice	2008	214,443	154	11,010	—	67,855	20,830	314,292
President & CFO	2007	206,194	154	18,330	146,548	30,220	27,620	429,066
William A. Murray	2009	418,782	—	11,700	354,708	330,572	70,740	1,186,502
Executive Vice	2008	402,659	—	—	—	439,182	50,059	891,900
President & COO	2007	387,167	168	—	300,431	308,434	61,363	1,057,563
Ronald W. Jean	2009	414,128	—	23,400	350,766	371,464	65,202	1,224,960
Executive Vice	2008	395,140	168	20,250	—	412,941	43,434	871,933
President for	2007	379,936	168	—	294,819	398,556	55,038	1,128,517
Corporate Development
Raymond W. Davis	2009	282,334	544	9,360	219,373	291,514	40,160	843,285
Senior Vice	2008	274,094	168	4,050	—	518,257	26,556	823,125
President &	2007	263,551	168	4,260	187,311	176,817	35,165	667,272
Treasurer

(1)	These amounts represent holiday bonuses and service anniversary gifts, if any, received by the NEOs.

(2)	These amounts represent the grant date fair value of option awards made by Employers Mutual under its stock option plans, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 13 of the Notes to Consolidated Financial Statements contained in the Company’s 2009 Annual Report to Stockholders for the assumptions used by Employers Mutual to estimate the fair value of the option awards.

(3)	These amounts represent the cash bonuses earned under the Short Term Bonus Program and, beginning in 2009, the LTIP. The 2009 and 2007 bonus amounts earned under the Short Term Bonus Program were paid, or deferred at the election of the named executive officer, on February 1, 2010 and January 31, 2008, respectively. The 2009 bonus amounts earned under the LTIP are being paid in April 2010.

(4)	These amounts represent the aggregate increase in the actuarial present value of accumulated benefits under Employers Mutual’s qualified pension plan and non-qualified supplemental retirement plan. There were no above-market or preferential earnings on any deferred compensation amounts.

(5)	The following table identifies and quantifies each item of compensation included in the All Other Compensation column for 2009:

							Pro-
			Aggregate Incremental				fessional
	Employer		Cost Of Benefits				Tax
	Contributions To			Club		Company	Planning
		Non-		Member-		Paid	and
	401(k)	Qualified	Company	ship	Spousal	Insurance	Prep-
	Plan	Plans	Auto	Fees	Travel	Premiums	aration	Total
Name	($) (a)	($) (a)	($) (b)	($) (b)	($) (b)	($)	($)	($)
Bruce G. Kelley	7,350	197,483	6,794	6,042	2,742	11,445	3,305	235,161
Mark E. Reese	5,687	22,019	—	—	304	4,589	630	33,229
William A. Murray	7,350	35,031	2,714	5,348	2,922	16,345	1,030	70,740
Ronald W. Jean	7,350	34,641	5,170	—	3,103	14,938	—	65,202
Raymond W. Davis	7,350	22,827	—	—	—	9,653	330	40,160

(a)	These amounts represent matching contributions made by Employers Mutual under its 401(k) plan and the BENEP, and supplemental retirement benefits received under the SRP II.

(b)	These amounts represent the aggregate incremental cost Employers Mutual incurred to provide the listed benefits, which were calculated as follows:

Company-Owned Auto — Total business miles driven in 2009 were multiplied by the IRS reimbursable rate for personal auto usage (55 cents per mile for 2009) and this amount was subtracted from the costs incurred to own and operate the company-owned auto during 2009. The depreciation amount used in this calculation was based on the actual purchase price of the auto, with an estimated useful life of four years.

Club Membership Fees — The total amount paid for country club and dinner club membership fees was reported as the aggregate incremental cost because the memberships are not used exclusively for business entertainment purposes.

Spousal Travel — These amounts reflect additional transportation costs, program fees and meal expenses incurred by Employers Mutual when the named executive officer’s spouse accompanied him on business trips.

Grants of Plan-Based Awards

						All Other
						Option
						Awards:
						Number
			Estimated Future Payouts Under			of	Exercise		Grant
			Non-Equity Incentive Plan			Securities	or Base	Closing	Date
			Awards			Under-	Price of	Market	Fair
		Compensation	Thresh-			lying	Option	Price on	Value of
		Committee	old	Target	Maximum	Options	Awards	Date of	Option
	Grant	Approval	($)	($)	($)	(#)	($/Sh)	Grant	Awards
Name	Date	Date	(1)	(1)	(1)	(2)	(3)	($/Sh)	($)
Bruce G. Kelley	—	—	0	559,976	891,225	—	—	—	—
	3/3/09	1/29/09	—	—	—	18,000	18.865	18.01	22,500
Mark E. Reese	—	—	0	142,849	227,265	—	—	—	—
	3/3/09	1/29/09	—	—	—	6,000	18.865	18.01	16,560
William A. Murray	—	—	0	292,729	460,242	—	—	—	—
	3/3/09	1/29/09	—	—	—	7,500	18.865	18.01	11,700
Ronald W. Jean	—	—	0	289,476	455,126	—	—	—	—
	3/3/09	1/29/09	—	—	—	15,000	18.865	18.01	23,400
Raymond W. Davis	—	—	0	180,835	287,699	—	—	—	—
	3/3/09	1/29/09	—	—	—	6,000	18.865	18.01	9,360

(1)	These amounts represent potential cash bonus awards available under the Short Term Bonus Program and the LTIP for 2009. The target amounts represent the amount of bonus that would be earned by each named executive officer if the performance targets for the two performance objectives in the Short Term Bonus Program that have targets (production increase and combined trade ratio) were reached. The third performance objective contained in the Short Term Bonus Program, which measures the percentage change in statutory surplus for the year, does not have a performance target. The calculation of the 2009 target amount for this component of the bonus plan reflects the amount of bonus that would be generated by this objective in 2009 based on a projected 8% increase in surplus.

(2)	These amounts represent standard and discretionary non-qualified stock option grants.

(3)	Under the terms of Employers Mutual’s stock incentive plan, the exercise price for option awards is based on the average of the high and low trading prices of the Company’s Common Stock on the date of grant, rather than the closing price.
Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table
     Stock Options. Employers Mutual’s executive officers are eligible for stock option awards that are intended to provide long-term incentive opportunities. Employers Mutual’s stock option plans provide that all stock options must be granted at prices equal to the fair market value of the Company’s Common Stock on the date of grant, with fair market value determined as the average of the high and low trading prices of the Common Stock on the date of grant. Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award; however, all unvested option awards automatically vest upon a participant’s retirement.
     The 2009 option awards included a standard non-qualified stock option grant to Messrs. Kelley, Reese, Jean and Davis and a discretionary non-qualified stock option grant to all of the Company’s NEOs. The non-qualified stock options may be exercised utilizing a cashless Sell-To-Cover feature in which enough shares acquired in the exercise of an option are sold to cover the cost of the exercise and applicable income taxes. This Sell-To-Cover feature also replaced the right of Messrs. Kelley and Jean to exercise up to 50% of their 2008 non-qualified stock options as Stock Appreciation Rights (SARs).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		No. of Securities
	No. of Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option Exercise
	Options (#)	Unexercisable	Price	Option Expiration
Name	Exercisable	(1)	($)	Date
Bruce G. Kelley	10,000	—	9.2500	8/1/2010
	4,000	—	18.3000	2/1/2012
	5,000	—	16.8750	2/7/2013
	6,000	—	22.2800	2/6/2014
	10,830	3,600	19.3500	3/1/2015
	5,400	*21,600	23.4670	3/5/2018
	—	*18,000	18.8650	3/3/2019
Mark E. Reese	2,000	—	9.2500	8/1/2010
	1,500	—	18.3000	2/1/2012
	2,000	—	16.8750	2/7/2013
	1,000	—	22.2800	2/6/2014
	4,800	1,200	19.3500	3/1/2015
	1,800	1,200	24.6000	3/1/2016
	1,200	1,800	25.4550	3/9/2017
	600	2,400	23.4670	3/5/2018
	—	*6,000	18.8650	3/3/2019
William A. Murray	5,000	—	18.3000	2/1/2012
	4,000	—	22.2800	2/6/2014
	7,542	3,000	19.3500	3/1/2015
	**22,500	**15,000	24.6000	12/31/2016
	—	*7,500	18.8650	3/3/2019
Ronald W. Jean	3,576	—	9.2500	8/1/2010
	10,000	—	18.3000	2/1/2012
	5,000	—	16.8750	2/7/2013
	4,635	—	22.2800	2/6/2014
	8,506	3,000	19.3500	3/1/2015
	3,000	*12,000	23.4670	3/5/2018
	—	*15,000	18.8650	3/3/2019
Raymond W. Davis	2,000	—	18.3000	2/1/2012
	1,000	—	16.8750	2/7/2013
	1,000	—	22.2800	2/6/2014
	4,000	1,000	19.3500	3/1/2015
	1,800	1,200	24.6000	3/1/2016
	1,200	1,800	25.4550	3/9/2017
	600	2,400	23.4670	3/5/2018
	—	*6,000	18.8650	3/3/2019

(1)	Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award. All unvested stock options automatically vest upon retirement of the named executive officer.

*	Non-qualified stock options.

**	The 37,500 options held by Mr. Murray that expire in 2016 are stock appreciate rights (SARs) that vest at the rate of 20% per year, beginning March 9, 2007. Because the SAR agreement will be settled in cash, it is considered to be a liability-classified award under FASB ASC Topic 718. As a result, the value of this agreement must be re-measured at fair market value at each financial statement reporting date, subject to a minimum fair market value of $318,825 contained in the SAR agreement.

Option Exercises

Option Awards
No. of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)
Bruce G. Kelley	1,117	4,463
Mark E. Reese	—	—
William A. Murray	8,240	32,477
Ronald W. Jean	—	—
Raymond W. Davis	—	—
Pension Benefits

		Number of
		Years	Present Value
		Credited	of
		Service	Accumulated
		(#)	Benefit
Name	Plan Name	(1)	($)
Bruce G. Kelley	Pension Plan	24	662,641
	Supplemental Retirement Plan	24	1,057,895
Mark E. Reese	Pension Plan	24	362,758
	Supplemental Retirement Plan	24	42,124
William A. Murray	Pension Plan	23	936,250
	Supplemental Retirement Plan	23	1,291,007
Ronald W. Jean	Pension Plan	30	1,047,021
	Supplemental Retirement Plan	30	1,397,524
Raymond W. Davis	Pension Plan	30	1,354,785
	Supplemental Retirement Plan	30	817,340

(1)	The number of years of credited service for Messrs. Kelley and Reese is not relevant in the calculation of their pension benefits because their benefits are determined under the cash balance formula in the pension and supplemental retirement plans.
     Employers Mutual sponsors a tax-qualified defined benefit plan covering all eligible employees of Employers Mutual (the “Pension Plan”). Employers Mutual also sponsors a non-qualified defined benefit SRP covering certain of its management and highly compensated employees, which group includes the Company’s NEOs. The SRP provides a benefit to eligible employees whenever 100% of their pension benefit under the Pension Plan is not permitted to be paid through the Pension Plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.

     Both plans contain a traditional defined benefit formula pension benefit (traditional formula) for certain eligible employees, and a cash balance formula for all other eligible employees. Employees employed prior to January 1, 1988 and who were 50 years old, or older, on January 1, 2000, have their benefits determined under the Pension Plan and SRP using the traditional formula, based on a combination of average pay and years of service. Employees who do not meet this criteria have their pension benefit determined under the cash balance formula in the Pension Plan and SRP. For long-term employees, the traditional formula will produce a significantly larger retirement benefit than the cash balance formula. This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels. Messrs. Murray, Jean and Davis have their Pension Plan and SRP benefits determined using the traditional formula. Messrs. Kelley and Reese have their Pension Plan and SRP benefits determined using the cash balance formula.
     Normal retirement age for participants under the Pension Plan’s and SRP’s traditional formula is age 65. Early retirement can be elected by a participant who has reached age 55. The benefit paid on early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64. All of the NEOs under the Pension Plan’s and SRP’s traditional formula are currently eligible for early retirement at the following benefit levels: Mr. Murray at 89% of his normal retirement benefit, Mr. Jean at 71% of his normal retirement benefit, and Mr. Davis at 95% of his normal retirement benefit (Mr. Davis’ current age is 64.5 years). There are no early or normal retirement ages for participants under the cash balance formula in the Pension Plan and SRP. Upon completion of three years of service or upon the attainment of age 55, a participant’s retirement benefit becomes vested and the participant is entitled to receive the current value of his or her retirement account upon termination of employment for any reason, including retirement.
     The normal form of benefit under the Pension Plan’s traditional formula is a single life annuity with payment guaranteed for ten years. Various other types of annuities, as well as a lump sum payment, are also available. The accrued benefit under the SRP’s traditional formula is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of one to ten years, depending on the amount of the benefit. The normal form of benefit under the Pension Plan’s and SRP’s cash balance formula is a lump sum payment, but an annuity is also available. All alternative payment options are the actuarial equivalent of the normal form of benefit.
     Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid.
     The actuarial valuation method used to determine the present value of accumulated retirement benefits is the unit cost method, which is the same method used to calculate the Company’s accumulated benefit obligation under FASB ASC Topic 715. Inherent in the actuarial valuation of retirement benefits are several key assumptions, including the discount rate and the expected long-term rate of return on plan assets. For a discussion of the key assumptions utilized by the Company to value retirement benefits, see the heading entitled “Critical Accounting Policies” contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s 2009 Annual Report to Stockholders.

Non-Qualified Deferred Compensation Table

				Total
		Employer	Employer	Employer
	Executive	BENEP	SRP II	Contributions	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Contributions	In Last FY	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	($)	Last FY	Distributions	Last FY
Name	($)	($)	($)	(1)	($)	($)	($)
Bruce G. Kelley	63,992	63,992	133,491	197,483	177,499	—	874,701
Mark E. Reese	40,334	18,031	3,988	22,019	73,856	(25,500)	333,882
William A. Murray	140,522	35,031	—	35,031	191,346	—	1,047,317
Ronald W. Jean	34,641	34,641	—	34,641	111,136	—	460,428
Raymond W. Davis	22,827	22,827	—	22,827	113,050	—	678,679

(1)	These amounts are included as compensation income in the Summary Compensation Table under the “All Other Compensation” column.
Non-Qualified Deferred Compensation
     Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2009 — $110,000) to defer up to 75% of their eligible compensation under the BENEP. Employees who are eligible for the BENEP may also defer some, or all, of any bonus received under the Short Term Bonus Program, but may not defer any portion of any bonus received under the LTIP. Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.
     Effective November 11, 2009, Employers Mutual established the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (“SRP II”), which provides additional deferred compensation for a select group of designated officers. Under the SRP II, a benefit amount, if any, is calculated based on the present value of 50% of the officer’s projected total cash compensation at normal retirement, reduced by other retirement benefits provided. If the officer has less than 20 years of service, the contribution is adjusted on a pro-rata basis.
     Effective November 1, 1985, Employers Mutual established the Deferred Bonus Compensation Plan (the “DEFINC Plan”), which allowed executive officers to defer some or all of their cash bonus awards. Effective July 1, 2001, that plan was frozen and Employers Mutual established the Option It! Deferred Bonus Compensation Plan (the “Option It! Plan”). Participants in the DEFINC Plan could either leave the assets in that frozen plan or transfer the assets into the Option It! Plan. The DEFINC Plan continues to operate pursuant to the terms in existence on July 1, 2001. Participants in that plan are credited with interest compounded annually based on the effective yield of the ten-year U.S. Treasury note at the time of deferral. Mr. Murray has deferred compensation in the DEFINC Plan, at interest rates ranging from 4.12% to 6.65%.
     The Option It! Plan continued to allow executive officers to defer some or all of their cash bonus awards until January 1, 2005, when that plan was amended to comply with the requirements of Section 409A of the Code. Due to changes in the applicable law, it became necessary to freeze the Option It! Plan, thus prohibiting any new contributions to that plan. The changes in the applicable law also limited the investment options of the participants in such plans; so, on June 30, 2007, the Option It! Plan was terminated. Employers Mutual created a new deferred compensation plan effective July 1, 2007, known as the Board and Executive Non-qualified Excess Plan II (the “BENEP II Plan”). Participants in the Option It! Plan were permitted to take cash settlements from the Option It! Plan or roll the deferred compensation into the new BENEP II Plan. The BENEP II Plan is frozen to new deposits, but allows participants greater investment options compared to the Option It! Plan. Messrs. Murray and Reese have deferred compensation in the BENEP II Plan.

COMPENSATION COMMITTEE REPORT
     As reported above, the Compensation Committee of the Board of Directors is comprised of three members. All members of the Compensation Committee are independent under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC. The Compensation Committee’s duties and responsibilities are described in a written charter, which may be viewed on the Company’s web site at www.EMCIns.com.
     The Compensation Committee has reviewed the disclosures contained in the Compensation Discussion and Analysis and discussed such disclosures with management of the Company. Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Annual Report on Form 10-K to be filed by the Company with the Securities and Exchange Commission.
     The undersigned members of the Compensation Committee have submitted this report.
Compensation Committee
George C. Carpenter III, Chair
Stephen A. Crane
Raymond A. Michel
Compensation Committee Interlocks and Insider Participation
     The non-employee directors who currently serve as members of the Compensation Committee are identified above. No member is a former or current officer or employee of the Company or any of the Company’s subsidiaries. To the Company’s knowledge, there are no relationships involving members of the Compensation Committee requiring disclosure in this section of the Proxy Statement pursuant to applicable SEC regulations. No executive officer of the Company has served on the board of directors or compensation committee of any company that has, or has had, one or more of its executive officers serving as a director of the Company.
DIRECTOR COMPENSATION TABLE

	Fees Earned or	All Other Compensation
	Paid in Cash	($)	Total
Name	($)	(1)	($)
Margaret A. Ball	42,000	—	42,000
George C. Carpenter III	38,500	—	38,500
Stephen A. Crane	32,000	—	32,000
David J. Fisher	16,500	—	16,500
Robert L. Howe	45,500	6,664	52,164
Raymond A. Michel	37,500	—	37,500
Gretchen H. Tegeler	55,000	6,664	61,664

(1)	Non-employee directors of the Company are eligible to participate in Employers Mutual’s Non-Employee Director Stock Option Plan. Under this plan, directors are granted an option each year to purchase the Company’s Common Stock in an amount up to 100% of their annual retainer, at an option price equal to 75% of the fair market value of the Common Stock on the option exercise date. The amounts reported for Mr. Howe and Ms. Tegeler reflect the discount they received on the purchase of 1,223 shares and 1,242 shares, respectively, of the Company’s Common Stock under this plan.
     In 2009, each member of the Company’s Board of Directors who was not an officer or employee of the Company was paid $1,500, plus expenses, for each board meeting, committee meeting or day of continuing education attended, plus a $20,000 annual retainer. In addition, the Chair of the Audit Committee was paid an $8,000 annual fee, the Chair of the Board of Directors was paid a $4,000 annual fee, and the Chairs of all other board committees (except Mr. Kelley, as Chair of the Executive Committee) were paid a $4,000 annual fee. Non-employee directors are eligible to defer some or all of their board or committee fees into the BENEP.
AUDIT COMMITTEE REPORT
     As reported above, the Audit Committee of the Board of Directors is composed of three members. All members of the Audit Committee are independent under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC. The Audit Committee’s responsibilities are described in a written charter, which may be viewed on the Company’s website at www.EMCIns.com.
     Management is responsible for the internal controls and financial reporting processes of the Company. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit. The independent registered public accounting firm is also responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit. The Audit Committee’s responsibility is to monitor and oversee these processes.
     At each of its eleven meetings during calendar year 2009, the Audit Committee met and held discussions with management. Five of these meetings included sessions at which management was not present. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, attended and was included in the discussions at ten of the Audit Committee meetings. The one meeting at which Ernst & Young was not present was a special Audit Committee meeting. The Audit Committee discussed with Ernst & Young the results of its audit of the consolidated financial statements and its assessment of the effectiveness of the Company’s internal control over financial reporting.
     During 2009, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and Ernst & Young at each regularly scheduled Audit Committee meeting. Management provided the Audit Committee with a report of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed management’s and Ernst & Young’s evaluations of the effectiveness of the Company’s internal control over financial reporting to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young. In addition, the Audit Committee discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance) issued by the American Institute of Certified Public Accountants.

     Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence), and the Audit Committee reviewed with Ernst & Young that firm’s independence. The Audit Committee determined that the non-audit services provided by Ernst & Young to the Company during calendar year 2009 are compatible with maintaining its independence.
     Based on the Audit Committee’s discussions with management and Ernst & Young, the Audit Committee’s review of the representations of management and the reports of Ernst & Young, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC for the year ended December 31, 2009. The Audit Committee also has recommended that the stockholders ratify the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2010.
Audit Committee
Margaret A. Ball
Robert L. Howe
Gretchen H. Tegeler, Chair
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
     The following information is furnished as to the Common Stock of the Company owned beneficially as of March 29, 2010, by each of the Company’s directors, director nominees and NEOs individually, and the directors and “executive officers” of the Company (as designated by the Company’s Board of Directors) as a group. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

	Amount and Nature
	of Beneficial		Percent
Name	Ownership (1)		of Class
Margaret A. Ball	2,005		*
George C. Carpenter III	5,490		*
Stephen A. Crane	1,000		*
Raymond W. Davis	30,042	(2)	*
Jonathan R. Fletcher	500		*
Robert L. Howe	2,741		*
Ronald W. Jean	55,352	(3)	*
Bruce G. Kelley	163,745	(4)	1.18%
Raymond A. Michel	6,450		*
William A. Murray	31,594	(5)	*
Mark E. Reese	22,706	(6)	*
Gretchen H. Tegeler	1,770		*

All Directors and Executive Officers as a Group (22 persons, including those listed above)	492,760	(7)	3.56%

*	Less than one percent

(1)	All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2)	Raymond W. Davis directly owns 14,442 shares of Common Stock and has presently exercisable options to purchase 15,600 shares, which shares are included in the table.

(3)	Ronald W. Jean directly owns 21,211 shares of Common Stock and has presently exercisable options to purchase 34,141 shares, which shares are included in the table.

(4)	Bruce G. Kelley owns 104,106 shares of Common Stock directly and 26,609 shares indirectly. Of the 26,609 shares indirectly owned, 1,500 are owned by his spouse and 25,109 are owned by his children. In addition, he owns presently exercisable options to purchase 33,030 shares, which shares are included in the table.

(5)	William A. Murray indirectly owns 18,552 shares of Common Stock which are owned by his spouse. In addition, he owns presently exercisable options to purchase 13,042 shares, which shares are included in the table.

(6)	Mark E. Reese directly owns 3,606 shares of Common Stock and has presently exercisable options to purchase 19,100 shares, which shares are included in the table.

(7)	Included in the total number of shares of Common Stock of the Company owned by all directors and executive officers are shares owned beneficially by Richard W. Hoffmann, Vice President, General Counsel and Secretary of the Company, which include shares owned directly and indirectly; presently exercisable options to purchase shares; and beneficial ownership of his spouse’s presently exercisable options to purchase shares. Mr. Hoffmann’s spouse is an officer, but not an executive officer, of Employers Mutual.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding those entities known to the Company to own beneficially more than five (5) percent of the Company’s Common Stock, or who filed a Schedule 13G with the SEC regarding their ownership of the Company’s Common Stock:

		Amount and Nature
Title of	Name and Address	of Beneficial		Percent
Class	of Beneficial Owner	Ownership		of Class
Common	Employers Mutual Casualty Company	7,847,852	(1)	59.76%
	717 Mulberry Street
	Des Moines, Iowa 50309
Common	Dimensional Fund Advisors LP	1,105,131	(2)	8.43%
	Palisades West, Building One
	6300 Bee Cave Road
	Austin, TX 78746
Common	Royce & Associates, LLC	471,017	(3)	3.59%
	745 Fifth Avenue
	New York, NY 10151

(1)	On March 29, 2010, Employers Mutual owned approximately 60% of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock in the foreseeable future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will enable it to control the election of the Board of Directors of the Company. The Company’s operations are integrated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2)	The information shown is based upon a Schedule 13G, dated February 10, 2010, filed with the SEC by Dimensional Fund Advisors LP, a registered investment advisor. Dimensional Fund Advisors LP reported sole voting power with respect to 1,102,349 shares and sole disposition power with respect to all of the shares.

(3)	The information shown is based upon a Schedule 13G, dated January 27, 2010, filed with the SEC by Royce & Associates, LLC, a registered investment advisor. Royce & Associates, LLC reported sole voting power and sole disposition power with respect to all of the shares.
CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
     The operations of the Company are highly integrated with those of Employers Mutual through participation in a property and casualty insurance pooling agreement (the “Pooling Agreement”) and a reinsurance retrocessional quota share agreement (the “Quota Share Agreement”). In addition, the Company is completely dependent upon Employers Mutual’s employees, facilities and information technology systems to conduct its business. As a result of these operational relationships, there are numerous transactions between the Company and Employers Mutual that occurred on an ongoing basis in the ordinary course of business during 2009 and that will continue to occur on an ongoing basis in the ordinary course of business during 2010.
     During 2009, the Company’s three property and casualty insurance subsidiaries, along with Employers Mutual and its two property and casualty insurance subsidiaries and an affiliate, were parties to the Pooling Agreement under which the property and casualty insurance business written by the participating companies is pooled. Under the terms of the Pooling Agreement, each participant cedes to Employers Mutual all of its property and casualty insurance business, with the exception of any voluntary reinsurance business assumed from non-affiliated insurance companies, and assumes from Employers Mutual an amount equal to its designated participation percentage in the pool. All premiums, losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from non-affiliated insurance companies, are pooled and then prorated among the parties to the Pooling Agreement on the basis of their respective participation percentages. The Company’s three property and casualty insurance subsidiaries together shared an aggregate 30% participation interest in the pool in 2009, and will maintain an aggregate 30% participation interest in the pool in 2010. The remaining 70% participation interest is allocated to Employers Mutual and its subsidiaries and affiliate. Employers Mutual negotiates reinsurance agreements that provide protection to the pool and each of its participants, including protection against losses arising from catastrophic events. Operations of the pool give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days of the end of each quarter. The investment and income tax activities of the pool participants are not subject to the Pooling Agreement.
     The purpose of the Pooling Agreement is to spread the risk of an exposure insured by any of the participants among all the companies participating in the pool. The Pooling Agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced on an individual basis. In addition, each company benefits from the capacity of the entire pool, rather than being limited to the policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies.
     During 2009, the Company’s property and casualty insurance subsidiaries ceded direct premiums earned of $230,497,985, direct losses and settlement expenses incurred of $154,142,419, direct underwriting expenses incurred of $42,615,390 and direct policyholder dividends incurred of $6,225,052 to Employers Mutual pursuant to the terms of the Pooling Agreement. The property and casualty insurance subsidiaries assumed from Employers Mutual their aggregate 30% participation interest in the pool, which included premiums earned totaling $308,079,036, losses and settlement expenses incurred totaling $199,124,285, underwriting expenses incurred totaling $110,251,238 and policyholder dividends totaling $9,090,655. The Pooling Agreement remains in effect during 2010 and will continue to function in accordance with the terms described above, although the specific amounts to be ceded by the Company’s property and casualty insurance subsidiaries to Employers Mutual and to be assumed by the subsidiaries from Employers Mutual will not be determined prior to year-end 2010. Additional information concerning the Pooling Agreement is contained in the Annual Report on Form 10-K filed by the Company with the SEC on March 11, 2010 (the “2009 Form 10-K”).

     One of the Company’s insurance subsidiaries, Dakota Fire Insurance Company, leases office space from EMC National Life Company, an affiliate of Employers Mutual. This lease expense, which amounted to $255,159 in 2009, is included as an expense under the Pooling Agreement.
     The Company’s reinsurance subsidiary and Employers Mutual are parties to the Quota Share Agreement, under which the reinsurance subsidiary assumes a 100% quota share portion of Employers Mutual’s assumed reinsurance business, exclusive of certain reinsurance contracts. This includes all premiums and related losses and settlement expenses of the assumed business, which until January 1, 2010 were subject to a maximum loss of $2 million per event. Employers Mutual retains 10.5% of the gross assumed written premiums subject to cession to the reinsurance subsidiary as compensation for the $2 million cap on losses assumed per event. During 2009, the reinsurance subsidiary assumed from Employers Mutual premiums earned totaling $72,236,922 and losses and settlement expenses incurred totaling $48,185,748. Total premiums retained by Employers Mutual in 2009 as compensation for the $2 million cap protection amounted to $8,471,152. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. The reinsurance subsidiary reimbursed Employers Mutual for acquisition expenses incurred of $14,067,734 with respect to business assumed in 2009. Employers Mutual retained losses and settlement expenses exceeding the $2 million cap on losses assumed per event totaling ($7,467) in 2009. The reinsurance subsidiary also assumes all foreign currency exchange gains/losses associated with contracts incepting on January 1, 2006 and thereafter that are subject to the Quota Share Agreement. The net foreign currency exchange gain assumed by the reinsurance subsidiary in 2009 was $29,238. Operations of the Quota Share Agreement give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days of the end of each quarter. The investment and income tax activities of the reinsurance subsidiary are not subject to the Quota Share Agreement. The Quota Share Agreement remains in effect during 2010 and will continue to function in accordance with the terms described above, with the exception of the cap on losses assumed per event, which increased from $2 million to $3 million effective January 1, 2010. However, the specific amounts to be assumed by the reinsurance subsidiary under the Quota Share Agreement during 2010 will not be determined prior to year-end 2010. Additional information concerning the Quota Share Agreement is contained in the 2009 Form 10-K.
     Employers Mutual utilizes its employees, facilities and information technology systems to provide various services to all of its subsidiaries and affiliates, including the Company and its subsidiaries. These services include data processing, claims, financial, legal, actuarial, auditing, marketing and underwriting. Employers Mutual allocates a portion of the cost of these services to its subsidiaries that do not participate in the Pooling Agreement based upon a number of criteria, including usage of the services and the number of transactions. The remaining costs are allocated to the pool and each pool participant shares in the total costs in accordance with its participation percentage as established under the terms of the Pooling Agreement. Costs allocated to the Company by Employers Mutual for services provided to the Company and its subsidiaries that do not participate in the Pooling Agreement amounted to $2,597,523 in 2009. The allocation of costs to the Company and its subsidiaries that do not participate in the Pooling Agreement will continue in 2010, although the specific amounts will not be determined prior to year-end.
     The Company’s investment expenses are based on actual expenses directly incurred by the Company and its subsidiaries plus an allocation of other investment expenses incurred by Employers Mutual, with the allocation being based on a weighted average of total invested assets and number of investment transactions executed during the year. Investment expenses allocated to the Company by Employers Mutual amounted to $1,217,193 in 2009. Investment expenses will continue to be allocated to the Company by Employers Mutual in 2010, although the specific amount will not be determined prior to year-end.
     Three of the Company’s insurance subsidiaries have issued an aggregate of $25 million of surplus notes to Employers Mutual, with such notes bearing a fixed interest rate of 3.60% per annum during 2009. No principal payments were made on the surplus notes during 2009. Interest in the amount of $889,375 (for calendar year 2008) was paid by the subsidiaries to Employers Mutual in 2009 and interest in the amount of $900,000 (for calendar year 2009) was accrued at December 31, 2009 to be paid in 2010 upon receipt of approval of such payment by insurance regulatory authorities. The surplus notes do not have a stated maturity date and interest will continue to accrue on the surplus notes during 2010.
     The Company operates an excess and surplus lines insurance agency through a subsidiary. This subsidiary received $436,115 of commission income from Employers Mutual during 2009 as compensation for its duties as managing underwriter for excess and surplus lines insurance for several of the insurance companies participating in the Pooling Agreement. This subsidiary, which does not participate in the Pooling Agreement, also received an allocation of operating expenses from Employers Mutual as noted above. The payment of premiums from Employers Mutual to the subsidiary, and an allocation of operating expenses to the subsidiary, will continue in 2010, although the specific amounts will not be determined prior to year-end.
     As a result of the numerous transactions between the Company and Employers Mutual that occur on an ongoing basis, the Company has established procedures whereby independent directors of the Company review and approve and/or ratify these transactions, as well as other transactions qualifying as a “related persons transaction” as defined under SEC rules. The procedures for the review of “related persons transactions” are as follows:
•	Any new “material contract”, proposed material change to an existing “material contract” or transaction resulting from a “material contract” involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate is subject to review and approval by the Inter-Company Committee in accordance with procedures set forth in the committee Charter. The Inter-Company Committee is composed of three directors of the Company who have been determined by the Board of Directors to qualify as “independent” directors under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC applicable to the Company. Under the Inter-Company Committee’s Charter, these contracts or transactions must be approved by the unanimous consent of the committee members based on a finding that the transaction is “fair and reasonable” to the Company and its stockholders. Material contracts subject to review and approval by the Inter-Company Committee include the Pooling Agreement and the Quota Share Agreement, both of which have previously been reviewed and approved by the Inter-Company Committee. A “material contract” subject to review by the Inter-Company Committee is deemed to include, in addition to the Pooling Agreement and the Quota Share Agreement, any contract or transaction involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K on the basis that it constitutes a material contract under SEC rules.

•	Any other new contract, proposed change to an existing contract or transaction resulting from a contract involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that involves a dollar amount in excess of $120,000, but which does not arise to the level of a “material contract”, is subject to review and approval by the Audit Committee in accordance with the terms of its Charter. The Audit Committee is comprised of three directors of the Company who have been determined by the Board of Directors to qualify as “independent’ directors under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC applicable to the Company. The Charter of the Audit Committee does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.

•	Any new contract or transaction, or an amendment thereto, involving a dollar amount in excess of $120,000 and otherwise meeting the definition of a “related person transaction” as defined by SEC rules, and not involving Employers Mutual or its subsidiaries or affiliate, is subject to review and approval by the Audit Committee in accordance with the terms of its Charter. The Charter does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.
     Each of the transactions described above was reviewed and approved or ratified by the Inter-Company Committee or the Audit Committee, as applicable. As noted above, most of the related persons transactions described above involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate are ongoing in nature and will continue throughout 2010 in the ordinary course of business. These transactions will be presented to the Inter-Company Committee or the Audit Committee, as applicable, in accordance with the procedures described above, for review and approval and/or ratification at such time as the amounts involved in the transactions have been determined.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP audited the financial statements of the Company for the year ended December 31, 2009, and audited the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2009. The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and the stockholders are asked to ratify that selection. During 2009, in connection with its audit function, Ernst & Young LLP provided services to the Company which included the audit of the annual consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, assistance with meeting the requirements of the SEC under the Securities Exchange Act of 1934 and advisory services regarding various financial and accounting matters.
     A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
     We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although this ratification is not required by current laws, rules and regulations, or the Company’s By-Laws, the Audit Committee Charter or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE COMPANY.
Independent Registered Public Accounting Firm’s Fees
     The following table sets forth the independent registered public accounting firm’s fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 and 2008, and fees billed for other services rendered by Ernst & Young during 2009 and 2008.

	2009	2008
Audit Fees (1)	$360,085	$450,520
Audit Related Fees (2)	9,150	13,500
Tax Fees (3)	12,674	17,660
All Other Fees (4)	3,000	2,600

Total Fees	$384,909	$484,280

(1)	Audit Fees consist of fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audit of the effectiveness of the Company’s internal control over financial reporting and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist primarily of services related to the audit of Employers Mutual’s employee benefit plans.

(3)	Tax Fees consist of fees for tax advisory and compliance services for the Company and for Employers Mutual’s employee benefit plans.

(4)	All Other Fees consist of fees for all other services other than those reported above.
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed with regard to each particular service and its related fees. In addition, the Audit Committee may pre-approve any services not anticipated or services whose costs exceed the previously pre-approved amounts. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve any services not anticipated or services whose costs exceed previously pre-approved amounts, provided all pre-approval decisions made by the Chair are reported to the Audit Committee at its next meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC and NASDAQ. Copies of these reports must also be furnished to the Company.
     Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2009 its executive officers, directors and 10% stockholders complied with all filing requirements.
OTHER MATTERS
     The Board, in addition to Corporate Governance Guidelines and a Guide to Ethical Corporate Conduct, has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer, and principal accounting officer or controller, and persons performing similar functions. The Company’s Code of Ethics for senior financial officers is available on the Company’s website at www.EMCIns.com.
     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Stockholder proposals for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders must be received by the Company no later than December 15, 2010. The person submitting the proposal must have been a record or beneficial owner of the Company’s Common Stock for at least one year, the securities so held must have a market value of at least $2,000 and the securities must be held on the date of the meeting. Any such proposal will be included in the Proxy Statement for the 2011 Annual Meeting if the rules of the SEC are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder proposal is determined by the Company to be appropriate under the rules promulgated by the SEC.

     The Board has implemented a process whereby stockholders may send communications directly to the Board’s attention. Any stockholder wanting to communicate with the Board, or one or more specific members thereof, should send his or her written communication to the Office of the General Counsel, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50306. The General Counsel of the Company has been instructed by the Board to screen such communications for validation and then promptly forward all such communications to the specified addressee thereof.
April 8, 2010
BY ORDER OF THE BOARD OF DIRECTORS
RICHARD W. HOFFMANN, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
May 25, 2010

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on May 25, 2010:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders are available at
http://www.emcins.com/ir/annual_reports.aspx
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐		NOMINEES:
	FOR ALL NOMINEES	O George C. Carpenter III O Stephen A. Crane
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Jonathan R. Fletcher O Robert L. Howe O Bruce G. Kelley
☐	FOR ALL EXCEPT (See instructions below)	O Raymond A. Michel O Gretchen H. Tegeler

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
     ■
Proxy for Annual Meeting of Stockholders on May 25, 2010
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Bruce G. Kelley and George C. Carpenter III, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on March 29, 2010 at the Annual Meeting of Stockholders to be held on May 25, 2010 or at any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
PLEASE SIGN, MARK, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
May 25, 2010
Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on May 25, 2010:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders are available at
http://www.emcins.com/ir/annual_reports.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê   Please detach along perforated line and mail in the envelope provided.   ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:
NOMINEES:
☐	FOR ALL NOMINEES	O	George C. Carpenter III
		O	Stephen A. Crane
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Jonathan R. Fletcher
		O	Robert L. Howe
		O	Bruce G. Kelley
☐	FOR ALL EXCEPT (See instructions below)	O	Raymond A. Michel
		O	Gretchen H. Tegeler

INSTRUCTIONS:
To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
Please note that withholding authority to vote for any individual is a vote against that individual.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person,
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